Exhibit 10.1

_____________________________________

SALE AND PURCHASE AGREEMENT
relating to
the acquisition of all shares in
Fiagon AG Medical Technologies
_______________________________________

TABLE OF CONTENTS

1. SALE AND PURCHASE OF THE SHARES	11
1.1 Defined Terms	11
1.2 Approval of Transaction	11
1.3 The Company	11
1.4 Registered Share Capital	11
1.5 Subsidiaries	12
1.6 Sale and Transfer of the Shares	12
1.7 Purchase Price for the Shares	12
1.8 Payment of the Purchase Price; Other Rules regarding the Purchase Price	15
1.9 Purchase Price Security	16
1.10 Right to set off	17
1.11 Effective Date Financial Statements	17
1.12 Pre-Closing Covenants	20
1.13 Closing Conditions	23
1.14 Closing	24
1.15 Transformation of German GAAP to US GAAP and Preparation of Interim Financial Statements	25
1.16 Escrow Solution for Specific Circumstances	25
2. GUARANTEES OF THE SELLERS	26
2.1 Status of the Sellers	26
2.2 Status of Fiagon AG	27
2.3 Other Corporate Matters regarding Fiagon AG and the Subsidiaries.	27
2.4 Compliance with Laws	29
2.5 Financial Statements	29
2.6 Certain Accounting Principles.	30
2.7 No Undisclosed Liabilities	30
2.8 Books and Records	30
2.9 Litigation; Disputes	30
2.10 Employee and Labor Matters	31
2.11 Material Agreements	31
2.12 Intellectual Property	32
2.13 Information Technology	34
2.14 Data Protection	34
2.15 Conduct of Business since January 1, 2020	34
2.16 Insurance Coverage	35
2.17 Permits; Compliance; Public Subsidies	35
2.18 Tax Guarantees.	36
3. GUARANTEES OF THE PURCHASER	37
3.1 Corporate Organization, Due Authorization	37
3.2 No Insolvency	37

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3.3 Legal, Valid and Binding Obligation	37
3.4 No Violation	37
3.5 No Interference	37
3.6 Finders' Fees	37
3.7 Financial Capability	37
3.8 Purchaser for own Investment	37
3.9 Indemnification	38
4. ADDITIONAL AGREEMENTS	38
4.1 Consents and Approvals	38
4.2 Further Assurances	38
4.3 Public Announcements	38
4.4 Financing and Distribution Commitment by Purchaser	38
4.5 Form of Agreements	38
4.6 Post-Closing Covenants	39
4.7 Merger Control and Foreign Direct Investments Filings.	39
5. REMEDIES	39
5.1 Indemnification	39
5.2 Losses Reflected in Financial Statements; Offsets	40
5.3 Disclosed or Known Matters	41
5.4 Thresholds, Aggregate Amounts of Liability, Set Off	41
5.5 Limitation Periods	41
5.6 Indemnification Procedures	42
5.7 No Additional Rights or Remedies	42
5.8 No double counting or double recovery; Exclusion of claims pursuant to Section 2.5 to 2.7	43
5.9 Mutual Understanding of the Parties regarding Tax Losses Carried Forward	43
6. TAX INDEMNITY	43
6.1 Definitions.	43
6.2 Tax Indemnification.	44
6.3 Tax Refunds.	46
6.4 Tax Cooperation.	46
6.5 Reduction/Increase of Purchase Price.	47
6.6 Limitations.	47
6.7 Miscellaneous.	48
7. GENERAL PROVISIONS	48
7.1 Default Interest	48
7.2 Amendment and Waiver	48
7.3 Miscellaneous.	48
7.4 Entire Agreement; Assignment; Governing Law	50
7.5 Jurisdiction	50
7.6 Parties in Interest	50
7.7 Interpretation	51

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7.8 Severability	51
7.9 German Terms	51

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Table of Annexes

Annex (E)-1	Share Register
Annex (E)-2	Disbursement Schedule
Annex (F)	Overview on ESOP allocations
Annex 1.2	Approval of Transaction
Annex 1.7	Certain costs in connection with the Transaction to be borne by Sellers
Annex 1.9(b)	Draft Form of Share Pledge Agreement
Annex 1.9(c)	Draft Form of Intellectual Property Pledge Agreement
Annex 1.10	Draft Form of Claim Notice Escrow Agreement
Annex 1.12.2 (ix)	Disclosures regarding hires
Annex 1.12.5	Permitted Leakage to Sellers or Sellers’ Affiliates
Annex 1.13.1 (ii)	Key Employees
Annex 2.2.3	Disclosures regarding Shares
Annex 2.3.6	Corporate Documents
Annex 2.3.10	Template ESOP Agreement
Annex 2.5-1	Fiagon Germany Financial Statements
Annex 2.5-2	Fiagon US Financial Statements
Annex 2.9.1	Pending lawsuits or proceedings
Annex 2.10.2	Fiagon Board Members and Employees
Annex 2.11.1	Material Agreements
Annex 2.12.1	Intellectual Property Rights
Annex 2.12.2	Proceedings regarding Intellectual Property Rights
Annex 2.12.6	Disclosures regarding Owned Intellectual Property Rights
Annex 2.12.9-1	Company Software
Annex 2.12.9-2	Disclosures regarding Company Software
Annex 2.15	Disclosures regarding Conduct of Business since January 1, 2020
Annex 2.15 (f)	Service Agreements with certain members of the management
Annex 2.16	List of all material insurance policies
Annex 2.17.5	Public Subsidies
Annex 4.4	Letter of comfort (Patronatserklärung)

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Table of Definitions
Administrative Orders    36
Affiliate    11
Agreement    7
AktG    11
Base Amount    12
Best Knowledge of the Sellers    11
Breach Notice    42
Business    10
Business Day    11
Cash    13
Change of Control    16
Claim Addressee    42
Claim Amount    17
Claim Notice    17
Claim Notice Escrow Account    17
Claim Notice Escrow Agreement    17
Closing    24
Closing Condition    23
Closing Confirmation    25
Closing Date    24
Closing Events    24
Company    9
Company Software    33
Company Transaction Expenses    14
Court Decision    17
Data Room    37
Date Working Capital Deviation    12
De Minimis Amount    41
Effective Date    12
Effective Date Cash    12
Effective Date Financial Debt    12
Effective Date Financial Statements    17
Effective Date Net Working Capital    12
Employees    31
ESOP    10
ESOP Beneficiaries    10
Fiagon AG    9
Fiagon Germany Financial Statements    29
Fiagon GmbH    10
Fiagon US    10
Fiagon US Financial Statements    29
Financial Debt    12
Financial Statements    30
First Instalment    15
Fourth Instalment    15
Fourth Instalment Date    15
Fraunhofer Dispute    34
Fundamental Guarantees    26
GAAP    29
GmbHG    11
Governmental Entity    11
Group Companies    10
Guarantee Breach    39
Guarantee/Guarantees    26
HGB    12
Inbound License Agreements    32
Indemnifiable Tax    44
Information Technology    34
Intellectual Property Rights    32
Intersect    9
Intersect Escrow Account    16
Intersect Escrow Agent    16
Intersect Escrow Agreement    16
IP Pledge Agreement    17
Leakage    22
Loss/Losses    39
Material Agreements    31
Maximum Amount    41
Net Working Capital    12
Neutral Auditor    19
Neutral Auditor Firm    19
New Service Amendments    10
Operational Guarantees    26
Owned Intellectual Property Rights    32
Party/Parties    9
Payment Period    15
Permits    35
Permitted Leakage    22
Person    11
Pre-Effective Date Period    43
Pre-Effective Date Tax    43
Public Subsidies    36
Purchase Price    12
Purchase Price Determination Statement    18
Purchaser    9
Registered Intellectual Property Rights    32
Restricted Cash    13
Revised Effective Date Financial Statements    18
Second Instalment    15
Second Instalment Date    15
Seller    9
Seller Receivable    18
Sellers    9
Sellers' Bank Account    48
Sellers' Representative    48
Share Pledge Agreement    17
Share Register    27
Shareholders' Agreement    11
Shares    10
Software    33
Straddle Period    43
Subsidiaries Shares    12
Tax Authority    43
Tax Benefit    44
Tax Proceeding    44
Tax Refund    44
Tax Return    44
Tax/Taxes    43
Taxation    44
Third Instalment    15
Third Instalment Date    15
Third Party    32
Third Party Claim    42
Transaction    10
VAT    16
VDR USB-Stick    41

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THIS SALE AND PURCHASE AGREEMENT, is made on September 15, 2020 (the "Agreement" by and among
(1)Dr. Dirk Mucha,
resident at [____]

(2)High-Tech Gründerfonds GmbH & Co. KG,
with seat in Bonn, business address at Schlegelstraße 2, 53113 Bonn, Germany, registered with the commercial register of the local court of Bonn under docket no. HRA 6256

(3)Prof. Dr. Kai Desinger,
resident at [____]

(4)V+ GmbH & Co. Fonds 3 KG,
with seat in Landshut, business address at Neustadt 444, 84028 Landshut, Germany, registered with the commercial register of the local court of Landshut under docket no. HRA 9976

(5)Björn Hähnlein,
resident at [____]

(6)UNU Gesellschaft für Unternehmensnachfolge und Unternehmensführung GmbH, with seat in Berlin, business address at Bischweilerstraße 17, 14163 Berlin, Germany, registered with the commercial register of the local court of Charlottenburg under docket no. HRB 94400 B

(7)Brandenburg Kapital GmbH,
with seat in Potsdam, business address at Babelsberger Straße 21, 14473 Potsdam, Germany, registered with the commercial register of the local court of Potsdam under docket no. HRB 14869 P

(8)Dr. Clemens Scholz,
resident at [____]

(9)P&T International Ltd.,
with business address at Palm Grove House, P.O. Box 438, Road Town, Tortola, British Virgin Islands, registered with Register of Companies of the British Virgin Islands under no. BVI 585457

(10)Mon Repos Vermögensverwaltung GmbH,
with seat in Berlin, business address at Waldowallee 74, 10318 Berlin, Germany, registered with the commercial register of the local court of Charlottenburg under docket no. HRB 76906 B

(11)Unternehmensbeteiligungsgesellschaft der Sparkassen des Landes Brandenburg mbH,
with seat in Potsdam, business address at Saarmunder Straße 61, 14478 Potsdam, Germany, registered with the commercial register of the local court of Potsdam under docket no. HRB 15574 P

(12)Dr. Adriaan Hart de Ruijter,
resident at [____]

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(13)aurea invest holding group ag,
with business address at Alpenquai 36, CH-6005 Luzern, Switzerland, registered with the commercial register of the canton of Luzern under No. CH-100.3.792.143-5

(14)Prof. Dr. Marc Bloching,
resident at [____]

(15)Manfred Gottlieb,
resident at [____]

(16)Dr. Lucyna Dymek,
resident at [____]

(17)Alkadaro & Barome LLP,
with business address at Office 3.11, Nwms Center, 3rd Floor, 31 Southampton Row, London WC1B 5HJ, United Kingdom, registered with the Companies House of England and Wales under registration number OC403466

(18)Patrick Henkel,
resident at [____]

(19)Matt Jones,
resident at [____]

(20)Tayfun Sen,
resident at [____]

(21)Sino-German Alpha Holding Co. Limited,
with business address at Sertus Chambers, P.O. Box 2547, Cassia Court, Camana Bay, Grand Cayman, Cayman Islands, registered with the Register of Companies of Cayman Islands under company number 304110

(22)Dmitry Obynochnyy,
resident at [____]

(23)Sergio Mondlak Krajmalnik,
resident at [____]

(24)German Startups Group VC GmbH,
with seat in Frankfurt am Main, business address at Platz der Luftbrücke 4-6, 12101 Berlin, Germany, registered with the commercial register of the local court of Frankfurt am Main under docket no. HRB 119460

(25)NOS Neuro Orthopaedics Surgeries,

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with seat in Rua Dr. Borman 43, salas 601-604, CEP 24020-320-Centro-Niterói, Rio de Janeiro State, Brazil, CNPJ: 05.827.947.0001/94, Ins. Est. : 77592350

(26)Dr. Friedrich Jacobi,
resident at [____]

(27)Chad Smith,
resident at [____]

(28)Nicholas Norman,
resident at [____]

(29)Maximilian Snyder,
resident at [____]

(30)Martin Back,
resident at [____]

– the natural and legal persons mentioned above under numbers (1) through (30) are hereinafter collectively also referred to as the "Sellers" and each a "Seller" –
and
(31)Fiagon AG Medical Technologies,
with seat in Hennigsdorf, business address at Neuendorfstraße 23b, 16761 Hennigsdorf, Germany, registered in the commercial register of the local court of Neuruppin under docket no. HRB 10738 NP (the "Company" or "Fiagon AG") however, only for those sections in which a specific obligation of Fiagon AG is explicitly stated

as well as

(32)Intersect ENT, Inc.,
with business address at 1555 Adams Drive, Menlo Park, CA 94025, USA, registered with the Delaware Department of State, Division of Corporations under file number 3712091

– "Intersect" or the "Purchaser" and the Purchaser together with Fiagon AG and the Sellers, collectively the "Parties" and individually a "Party" –.

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PREAMBLE
(A)Fiagon AG with seat in Hennigsdorf, business address at Neuendorfstraße 23b, 16761 Hennigsdorf, Germany, is a stock corporation (Aktiengesellschaft) duly incorporated and existing under the laws of the Federal Republic of Germany. The business of Fiagon AG, directly or through its subsidiaries, is described in section 2 (1) of its articles of association as research, development, industrial production and marketing of navigational systems, robotics and computer based planning and manufacturing processes, including the development of software in fields of medical and dental technology, measurement and control technology and the industrial measurement technology (the "Business").
(B)Fiagon AG was founded on September 9, 2013 and is registered, since April 1, 2014, in the commercial register (Handelsregister) of the local court (Amtsgericht) of Neuruppin under docket no. HRB 10738 NP, having a registered nominal share capital of currently EUR 126,788.00, consisting of 126,788 non-par-value shares (subject to Section 1.4 the "Shares"). The Shares are issued as registered shares, the transfer of which generally requires the prior approval by the Company to become legally valid (vinkulierte Namensaktien).
(C)Fiagon GmbH is a company with limited liability duly incorporated and existing under the laws of the Federal Republic of Germany ("Fiagon GmbH"). Fiagon GmbH is registered with the commercial register of the local court of Neuruppin under HRB 9665NP, having a registered share capital of EUR 85,116.00.
(D)Fiagon NA Corporation is a corporation duly incorporated and existing under the laws of the State of Delaware, USA ("Fiagon US", Fiagon GmbH and Fiagon US together the "Subsidiaries", and the Subsidiaries together with Fiagon AG the "Group Companies").
(E)The Company's registered share capital is currently held by the Sellers as set out in Annex (E)-1, while the Company owns directly all the shares in the Subsidiaries. Annex (E)-2 includes a preliminary schedule, which will be updated by the Sellers, in consultation with the Purchaser, as soon as the Purchas Price has been finally determined in accordance with Section 1.7, detailing how the Purchase Price is to be split among the Sellers, including each payment of the First Instalment, the Second Instalment, the Third Instalment and the Fourth Instalment as well as a percentage for all other payments as possible payment obligations of the Sellers, it being understood that Purchaser fulfills its payment obligations vis-à-vis each Seller by payment into the Sellers' Bank Account according to Section 7.3.2.
(F)Fiagon AG has established an employee stock option program (the "ESOP") through which members of the management board and selected employees (the "ESOP Beneficiaries") can be granted stock options. As of the date hereof, under the ESOP, 1,141 stock options have been granted to ESOP Beneficiaries and will be settled as provided for in Section 2.3.10 of this Agreement, whereas all unallocated options have been cancelled. Annex (F) sets forth each grant of stock options to the ESOP Beneficiaries, the date of grant, the vesting associated with each such stock option, and the exercise price for each such stock option and the amount to be paid in respect of each such stock option upon the extinguishment thereof in connection with the Transaction (as defined below).
(G)Purchaser wishes to acquire, and Sellers are willing to sell and transfer, all Shares representing 100 % of the registered share capital of the Company for the price, on the terms and subject to the conditions set forth herein (the "Transaction").
(H)On or about the date hereof, the Sellers Dr. Dirk Mucha, Prof. Dr. Kai Desinger, Sven Schmöle and Matt Jones have entered into amendment agreements to their service agreements (the "New Service Amendments").
NOW, THEREFORE, the Parties hereto agree as follows:

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1.SALE AND PURCHASE OF THE SHARES
1.1 Defined Terms. In this Agreement, the following definitions are used:
1.1.1"Affiliate" shall mean, (a) with respect to a corporation or an individual, any Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided that, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and (b) with respect to an individual, that individual’s spouse or cohabitant, any parent of that individual or of that individual’s spouse or cohabitant, any brother or brother-in-law or sister or sister-in-law of that individual or of that individual’s spouse or cohabitant, and any child or step-child, natural or adopted, of that individual or of his spouse or cohabitant.
1.1.2"Best Knowledge of the Sellers" shall include all facts and circumstances which Dr. Dirk Mucha, Prof. Dr. Kai Desinger and Matt Jones actually knew (positive Kenntnis) as of the date hereof or should have known as director (Vorstand or Geschäftsführer) of the respective Group Company applying the standard of care owed according to Section 93 of German Stock Corporation Act (Aktiengesetz ("AktG")) and Section 43 of German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung ("GmbHG")).
1.1.3"Business Day" shall mean a day (other than a Saturday or Sunday) when banks are open for ordinary banking business in Berlin, Germany and San Francisco, California, USA.
1.1.4"Agreement" shall mean this Sale and Purchase Agreement including its annexes.
1.1.5"Governmental Entity" means any legislative, administrative, executive or governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or tribunal), judicial unit of any governmental entity (multinational, supranational national, federal, regional, state, provincial, municipal or local), or any department, ministry, undersecretariat, division, commission, court, board, agency, bureau, tribunal, official or other body exercising or entitled to exercise any regulatory, administrative, executive, legislative, police, judicial or taxation authority or power of any nature thereof.
1.1.6"Person" shall mean an individual, a partnership, a joint venture, a joint stock corporation, a limited liability company, a limited liability partnership, a trust, an incorporated organization and a Governmental Entity.
1.2Approval of Transaction. The Sellers, in their capacity as all shareholders of the Company, approve the sale and transfer of the Shares. Each Seller waives any pre-emptive right, pledge, other encumbrance and any other right relating to the Shares or rights regarding other (new) shares to be issued by the Company which the Seller may have under the shareholders' agreement dated April 27, 2018 (the "Shareholders' Agreement"), provided, however, that this waiver does not affect the provisions therein regarding the distribution of the sales proceeds. The Company also approved the sale and transfer of the Shares by way of resolution of its supervisory board, a copy of which is attached as Annex 1.2.
1.3The Company. Fiagon AG Medical Technologies is a stock corporation (Aktiengesellschaft) duly incorporated and existing under the laws of the Federal Republic of Germany, with seat in Hennigsdorf, business address at Neuendorfstraße 23b, 16761 Hennigsdorf, Germany, registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Neuruppin under docket no. HRB 10738 NP.
1.4Registered Share Capital. The registered share capital (Grundkapital) of the Company amounts to EUR 126,788.00 and is divided into 126,788 registered shares, which are held as set forth in Annex (E)-1. In this Agreement, all shares, which the Sellers hold in the Company, are collectively

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referred to as the Shares, regardless of whether the number, nominal amounts and consecutive numbering of the shares or the registered share capital of the Company corresponds the details in the table above.
1.5Subsidiaries. The Company holds the entire share capital of the Subsidiaries. The shares or equity interests held by the Company in a Group Company are herein referred to collectively as the "Subsidiaries Shares". The Company does not own, directly or indirectly, any other shareholding in any other legal entities or other Person.
1.6Sale and Transfer of the Shares. Upon the terms of this Agreement each Seller hereby agrees to sell and, subject to the condition precedent of the receipt of the First Instalment on the Sellers' Bank Account as well as the Closing Conditions (as defined below) being either fulfilled or its fulfillment being waived by the Party entitled to such waiver, assign (tritt ab) to Purchaser, and upon the terms of this Agreement as well as the Closing Conditions being either fulfilled or its fulfillment being waived by the Party entitled to such waiver, Purchaser hereby agrees to purchase and accept (nimmt an) such assignments from the Sellers of the respective Shares. The respective Shares are being sold and transferred together with all rights attaching to them on the Closing Date including the right to receive dividends, distributions or any return of capital declared, made or paid on or after the Closing Date.
1.7Purchase Price for the Shares.
1.7.1The aggregate purchase price for the Shares (the "Purchase Price") shall be an amount to be calculated and determined as follows on the basis of the Effective Date Financial Statements and to be set forth, together with the Purchase Price resulting therefrom, in the Purchase Price Determination Statement included therein:
(i)    A fixed amount of EUR 60,000,000.00 (in words: Euro sixty million) (the "Base Amount"),
(ii)    minus the consolidated Financial Debt of the Group Companies as of the Effective Date (the "Effective Date Financial Debt"),
(iii)    plus the consolidated Cash of the Group Companies as of the Effective Date (the "Effective Date Cash"),
(iv)    minus further Company Transaction Expenses as of the Effective Date except those which are paid by the Sellers out of the Purchase Price as listed in Annex 1.7,
(v)    minus/plus the amount by which the consolidated Net Working Capital of the Group Companies as of the Effective Date (the "Effective Date Net Working Capital") falls short of or exceeds EUR 0 (in words: Euro zero) (the "Effective Date Working Capital Deviation").
"Effective Date" shall mean 11:59 pm German time on the day prior to the Closing Date (German time)
"Financial Debt" shall mean, with respect to the Group Companies, the sum of
(a)    all debt owed to banks (Kreditinstitute) and other third party lenders (including, without limitation, loans, overdrafts, bonds, promissory notes or any other securities, letters of credit, performance bonds, surety bonds, bills of exchange and checks, and interest accrued as of the Effective Date and any costs, prepayment compensation or penalties resulting from the repayment of such debt), including any amounts outstanding under debt subject to the U.S. CARES Act Paycheck Protection Program, but not including debt owing from one Group Company to another Group Company or any of such amounts paid, reimbursed or injected by the Sellers out of the Purchase Price as listed on Annex 1.7,
(b)    (to the extent not covered under (a) and except for those which are paid, reimbursed or injected to the Company's free capital reserves (sec. 272 (2) no. 4 German Commercial Code – Handelsgesetzbuch, "HGB") by the Sellers out of the Purchase Price as listed in Annex 1.7) all

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payment obligations to the Sellers, the Sellers’ Affiliates, the ESOP Beneficiaries or the employees of the Group Companies, including such obligations becoming payable (whether immediately, in the future or contingent on other factors) subject to the consummation of the Closing (e.g. Closing bonus payments, change of control payments, ESOP payments),
(c)    the net present value of all obligations of the Group Companies as lessee under any financial leases that have been or, in accordance with German GAAP, would be required to be reflected as finance lease liabilities in German GAAP-based financial statements,
(d)    to the extent that these have not been allocated as accruals within the Net Working Capital, all obligations for deferred purchase price payments or purchase price instalments or earnout or milestone type payment obligations relating to the acquisition of assets (Anlagevermögen),
(e)    all obligations for purchase price payments relating to the acquisition of any other assets, in each case provided that the payment terms have been extended beyond the payment terms customary in the industry or which in each case have remained outstanding as of the Effective Date for more than 90 days,
(f)    to the extent that these are not part of other accruals within the Net Working Capital, the amount of accruals and liabilities for any taxes of the Group Companies (for the avoidance of doubt including any payroll tax and social security contribution liability due to the termination of the ESOP),
(g)    any other liabilities comparable with liabilities to banks or other forms of financing, whether or not interest bearing,
(h)    any dividends payable to the Sellers or any of the Sellers’ Affiliates,
(i)    any interest rate, currency or other hedging or derivative instruments,
(j)    any other payments by Group Companies to managers/employees/advisors in connection with the transaction except those which are paid by the Sellers out of the Purchase Price as listed in Annex 1.7, and
(k)    to the extent that these are not part of other accruals within the Net Working Capital, any accruals for any of the above liabilities;
in each case except for those items of Financial Debt which are paid by the Sellers out of the Purchase Price as listed in Annex 1.7.
(iv)    "Cash" shall mean cash and cash equivalents (convertible to cash in less than 30 days) within the meaning of Section 266 para. 2 lit. B IV HGB, after taking into account outstanding checks and payments in transit, minus any cash that cannot be readily used by the Group Companies, including as a result of any legal obligations, any exchange control regulations and any limitations under corporate, insolvency and similar laws (trapped cash) (collectively, "Restricted Cash").
(v)    "Net Working Capital" shall mean, with respect to the Group Companies, the sum of
(a)    inventories (Vorräte; Section 266 para. 2 lit. B I HGB),
(b)    trade accounts receivable (Forderungen aus Lieferungen und Leistungen; Section 266 para. 2 lit. B II No. 1 HGB),
(c)    accounts receivable from the Sellers or the Sellers’ Affiliates (Forderungen gegen verbundene Unternehmen; Section 266 para. 2 lit. B II No. 2 HGB), to the extent that they relate to the supply of goods and services,
(d)    accounts receivable from individual persons or legal entities which hold an interest in the Group Companies or in which the Group Companies hold an interest, other than the Sellers or the

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Sellers’ Affiliates (Forderungen gegen Unternehmen, mit denen ein Beteiligungsverhältnis besteht; Section 266 para. 2 lit. B II No. 3 HGB), to the extent that they relate to the supply of goods and services,
(e)    other current assets (sonstige Vermögensgegenstände; Section 266 para. 2 lit. B II No. 4 HGB), and
(f)    prepaid expenses (aktive Rechnungsabgrenzungsposten; Section 266 para. 2 lit. C HGB), minus
(g)    prepayments received (erhaltene Anzahlungen auf Bestellungen; Section 266 para. 3 lit. C No. 3 HGB),
(h)    trade accounts payable (Verbindlichkeiten aus Lieferungen und Leistungen; Section 266 para. 3 lit. C No. 4 HGB),
(i)    accounts payable to the Sellers or the Sellers’ Affiliates (Verbindlichkeiten gegenüber verbundenen Unternehmen; Section 266 para. 3 lit. C No. 6 HGB), to the extent they relate to the supply of goods and services,
(j)    accounts payable to individual persons or legal entities which hold an interest in the Group Companies or in which the Group Companies hold an interest, other than the Sellers or the Sellers’ Affiliates (Verbindlichkeiten gegenüber Unternehmen, mit denen ein Beteiligungsverhältnis besteht; Section 266 para. 3 lit. C No. 7 HGB), to the extent they relate to the supply of goods and services,
(k)    the aggregate amount of accruals (Rückstellungen; Section 266 para. 3 lit. B HGB),
(l)    the aggregate amount of other liabilities (sonstige Verbindlichkeiten; Section 266 para. 3 lit. C No. 8 HGB), and
(m)    deferred income (passive Rechnungsabgrenzungsposten; Section 266 para. 3 lit. D HGB), in each case unless already part of Financial Debt or Company Transaction Expenses. For the avoidance of doubt, Net Working Capital does not include any Cash or Restricted Cash.
(vi)    "Company Transaction Expenses" means all fees and expenses incurred or payable by the Company or any Group Company at or prior to the Closing (or payable after the Closing to the extent incurred by the Company or a Group Company pursuant to agreements or contracts made prior to the Closing) in connection with the preparation, negotiation and execution of this Agreement and the other documents referred to herein, and the performance and consummation of the Transaction, in each case, solely to the extent that such fees and expenses remain unpaid as of the Effective Date, including any liabilities of the Sellers (to the extent payable by the Company, or any Group Company to any legal counsel, financial or accounting advisor, broker, finder or investment banker with respect to the Transactions) and also only to the extent such expenses are not already included in the Financial Debt or otherwise accrued for in Net Working Capital.
1.7.2The Sellers undertake vis-à-vis the Purchaser to pay the items as set forth in Annex 1.7 out of the Purchase Price and, as the case may be, to provide the Company with respective funding, and the Purchaser agrees that the items set forth in Annex 1.7 shall not be deducted, neither directly nor indirectly as part of other items, for the purpose of the calculation and determination of the Purchase Price as set forth in this Agreement. The Sellers will provide the Purchaser with copies of the respective payment instructions demonstrating payment of the items as set forth in Annex 1.7. In the case that items set forth in Annex 1.7 have not been paid by the Sellers, the Sellers shall indemnify and hold harmless the Company on a Euro-for-Euro basis, without regard to any De Minimis Amount, baskets or any other limitations in this Agreement from the consequences of not having paid such items set forth in Annex 1.7. The Purchaser shall be entitled to deduct the full amount of any Seller Receivable (as defined

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below) that has not been repaid by the relevant Seller prior to the payment of the Second Instalment from the amount of the Second Instalment otherwise payable to such Seller. Concurrently with the making of such deduction, the relevant Group Company will waive any claim against the relevant Seller for such amount.
1.7.3All Financial Debt in the form of indebtedness for borrowed money, including debt subject to the U.S. CARES Act Paycheck Protection Program, will be repaid in full by the appropriate Group Company on or prior to the Closing Date. Such repayment shall be made out of the Group Companies Cash on hand at the time of payment. The Effective Date Financial Statements will be prepared reflecting such repayment. To the extent reasonably requested by the Purchaser, the Sellers shall provide the Purchaser with customary payoff letters setting forth the amounts to be paid by the Sellers in respect of amounts owing by the Group Companies for borrowed money as of the time of Closing.
1.8Payment of the Purchase Price; Other Rules regarding the Purchase Price. The Purchaser shall pay the Purchase Price in four instalments as forth below:
1.8.1The amount of EUR 15,000,000.00 (in words: Euro fifteen million) of the Purchase Price (the "First Instalment") shall be due and payable on the Closing Date, without any deduction (e.g. bank charges, fees etc.) by (or on behalf of) the Purchaser by wire transfer to the Sellers’ Bank Account in immediately available funds.
The Purchase Price shall be considered finally determined once the Effective Date Financial Statements have become final and binding upon the Parties (see Section 1.11). If the Purchase Price so determined exceeds the Base Amount, the Purchaser shall pay to the Sellers' Bank Account an amount equal to the excess by adding it to the Second Instalment (as defined below). If the Purchase Price so determined falls short of the Base Amount, the Purchaser shall be entitled to offset such amount equal to the shortfall against the Second Instalment owed to the Sellers (jointly).
1.8.2The amount of EUR 15,000,000.00 (in words: Euro fifteen million) of the Purchase Price (subject to adjustment in accordance with the second paragraph of Section 1.8.1 above) (the "Second Instalment") shall be due and payable on the first anniversary of the First Instalment Date (the "Second Instalment Date"), without any deduction (e.g. bank charges, fees etc.) by (or on behalf of) the Purchaser by wire transfer to the Sellers’ Bank Account or such bank account as the Sellers shall have notified the Purchaser by not less than three Business Days prior written notice in immediately available funds;
1.8.3The amount of EUR 15,000,000.00 (in words: Euro fifteen million) of the Purchase Price (the "Third Instalment") shall be due and payable on the second anniversary of the First Instalment Date (the "Third Instalment Date") without any deduction (e.g. bank charges, fees etc.) by (or on behalf of) the Purchaser by wire transfer to the Sellers’ Bank Account or such bank account as the Sellers shall have notified the Purchaser by not less than three Business Days prior written notice in immediately available funds;
1.8.4The amount of, EUR 15,000,000.00 (in words: Euro fifteen million) of the Purchase Price (the "Fourth Instalment") shall be due and payable on the third anniversary of the First Instalment Date (the "Fourth Instalment Date") without any deduction (e.g. bank charges, fees etc.) by (or on behalf of) the Purchaser by wire transfer to the Sellers’ Bank Account or to such bank account as the Sellers shall have notified the Purchaser by not less than three Business Days prior written notice in immediately available funds. The period between the date hereof and the Fourth Instalment Date shall be the "Payment Period".
1.8.5Subject to Section 1.10, if during the Payment Period, a sale of all or substantially all the assets of Intersect and its subsidiaries taken together or any merger, consolidation or acquisition in which Intersect is a constituent party, except any such merger, consolidation or acquisition involving Intersect in which the current shareholders of Intersect hold directly or indirectly at least 50% of the voting stock capital of Intersect or the combined company

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immediately after consummation of the transaction (each a "Change of Control") is consummated, the portions of the Purchase Price that are unpaid at that point in time, shall become due and payable within one month after consummation of such Change of Control transaction. Purchaser shall promptly (and in any event within five (5) Business Days) provide notice to Sellers regarding Intersect’s execution of definitive agreements contemplating such Change of Control transaction.
1.8.6Any payment by the Sellers to the Purchaser under this Agreement for damages, indemnification or otherwise shall, to the extent consistent with applicable law, be treated by the Sellers and the Purchaser as a subsequent reduction of the Purchase Price.
1.8.7The Parties assume that the sale and transfer of the Shares is either not subject to value added tax (Umsatzsteuer – "VAT") (nicht steuerbar) or is exempt from VAT (nicht steuerpflichtig). The Parties will treat the transactions accordingly in their VAT returns, if applicable. The Purchase Price is a net amount without VAT. The Sellers must not opt for VAT. If the competent Tax Authority presumes – against the common view of the Parties – on the basis of a tax assessment that the sale and transfer is subject to German VAT and that such transfer (without any Seller having opted for VAT) is not exempt from German VAT, the Purchaser will be required to pay German VAT in addition to the Purchase Price. This Section 1.8.7 applies mutatis mutandis to any other similar Taxes (such as sales taxes or transfer taxes) that may be levied on the transfer of the Shares in jurisdictions other than Germany.
1.8.8If and to the extent that a withholding of income taxes or other Taxes (but excluding withholding of VAT or transfer taxes) is imposed on the Purchaser as a result of any payment made or to be made pursuant to this Section 1, the Purchaser shall make such deductions or withholdings as required. The Parties shall use reasonable efforts and cooperate in good faith to minimize any such taxes or to receive a refund of such taxes.
1.8.9If and to the extent that any amounts under debt subject to the U.S. CARES Act Paycheck Protection Program that have been deducted from the Purchase Price or repaid at Sellers' expense or by a Group Company prior to, or at, Closing, are, for any reason whatsoever granted forgiveness, or repaid or reimbursed to Fiagon US, such amounts shall be paid to the Sellers with the Second Instalment, the Third Instalment or the Fourth Instalment, as the case may be.
1.9Purchase Price Security. In order to secure the Sellers' claim for the payment of the Second Instalment, Third Instalment and Fourth Instalment of the Purchase Price during the Payment Period, prior to, or on the Closing Date:
(a)The Purchaser shall pay an amount of EUR 15,000,000.00 (in words: Euro fifteen million) in an escrow account (the "Intersect Escrow Account") managed by Silicon Valley Bank or one of its Affiliates (the "Intersect Escrow Agent"), and Sellers, represented by the Sellers’ Representative, as well as Purchaser and the Intersect Escrow Agent shall enter into an escrow agreement, in form and substance reasonably satisfactory to the Purchaser and the Sellers (to be prepared and negotiated between the date hereof and the Closing) (the "Intersect Escrow Agreement"), setting forth the terms on which such Intersect Escrow Account will be administered, provided that such amount shall be released to the Sellers in case and to the extent (i) the Purchaser does not fulfill any of its payment obligations (including payments into the Claim Notice Escrow Account) with regard to the Second, Third or Fourth Instalment when those are due, subject to the right to set off and the obligation provided for in Section 1.10 and (ii) further provided, that such amount (or the remainder thereof) shall be released to the Purchaser after full payment of the Fourth Instalment or, at the discretion of the Purchaser, be released to the Sellers as payment on the Fourth Instalment. Intersect shall be responsible for the fees and costs under the Intersect Escrow Agreement;

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(b)The Parties shall, subject to Section 4.5, enter into the share pledge agreement on the Closing Date, substantially in the form attached hereto as Annex 1.9(b) (the "Share Pledge Agreement"); and
(c)The Parties shall, subject to Section 4.5, enter into the pledge agreement regarding any Owned Intellectual Property Rights (as defined below) of a Group Company on the Closing Date for a period until the receipt of the Second Instalment and substantially in the form attached hereto as Annex 1.9(c) (the "IP Pledge Agreement"), provided, however, that if during such period Intersect transfers any Owned Intellectual Property Rights, Intersect shall inform the prospective assignee of such pledge.
1.10Right to set off. If and to the extent that respective claims of the Purchaser (i) have been expressly acknowledged in writing by the Sellers (schriftlich anerkannt), (ii) are undisputed (unbestritten) or (iii) or have been awarded to the Purchaser by a competent court without further recourse (rechtskräftig) ("Court Decision"), the Purchaser shall be entitled to set off (aufrechnen) against the Second Instalment, the Third Instalment or the Fourth Instalment an amount of up to the Maximum Amount (as defined below), i.e. EUR 12,000,000.00 (in words: Euro twelve million), with
(a)claims of the Purchaser against the Sellers resulting from a breach of any of the Guarantees given by the Sellers pursuant to Section 2.1 to 2.19 in relation with Section 5 (Remedies);
(b)claims of the Purchaser against the Sellers resulting from a claim for indemnification resulting from Section 6 (Tax Indemnity).
If Purchaser at least 5 Business Days prior to the Second Instalment, the Third Instalment or the Fourth Instalment has sent to the Sellers a claim notice ("Claim Notice") with which Purchaser alleges to have a claim against the Sellers or an individual Seller, subject to the limitations set forth in Section 5 (Remedies) hereof, (i) only the respective instalment less the Claim Amount shall be paid to the Sellers and (ii) the Claim Amount shall not be paid to the Sellers but into an escrow account maintained by FGS Steuerberatungsgesellschaft mbH, with business address c/o Flick Gocke Schaumburg, Rae, StB, WP Partnerschaft mbB, Unter den Linden 10, 10117 Berlin, Germany (the "Claim Notice Escrow Account") under an escrow agreement, substantially in the form attached hereto as Annex 1.10 (the "Claim Notice Escrow Agreement"), to be entered at the time of the deposit. The Claim Notice shall describe the claim and state the amount of the claim in a Euro amount (the "Claim Amount"), to the extent determinable. If the amount of the claim is not determinable at the time of submission, the Purchaser shall provide its best estimate of the amount of the claim. If and to the extent that respective claims of the Purchaser (i) have been expressly acknowledged in writing by the Sellers (schriftlich anerkannt), (ii) are undisputed (unbestritten) or (iii) or have been awarded to the Purchaser by Court Decision, the Claim Amount (or the portion of the Claim Amount determined to be due and payable to the Purchaser) shall be released from the Claim Notice Escrow Account to the Purchaser. If and to the extent the Claim Amount does not have to be paid to the Purchaser according to the preceding sentence, the Claim Amount shall be paid to the Sellers if and to the extent (i) Purchaser has expressly acknowledged such release in writing to the Sellers (schriftlich anerkannt), or (ii) the Claim Amount has not been awarded to the Purchaser in the Court Decision. The Purchaser shall be responsible for the fees of the Claim Notice Escrow Agent.
1.11Effective Date Financial Statements.
1.11.1Preparation by the Purchaser. As soon as reasonably practical after the Closing Date, the Purchaser shall prepare with the assistance of the Company a German GAAP balance sheet for the Group Companies as of the Effective Date, prepared in a manner consistent with past accounting practices, in particular, but not limited to, the exercise of reporting options (Ausübung von Bilanzierungswahlrechten) as of the Effective Date (the "Effective Date Financial Statements") and containing

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(i)    a consolidated balance sheet (Bilanz) for the Group Effective Date Financial Statements (which consolidated balance sheet shall include a line item setting out all amounts owing from a Seller to a Group Company as of the Closing, other than amounts owing from a Seller to a Group Company pursuant to existing, ordinary course commercial arrangements with a Group Company) (a “Seller Receivable”), and,
(ii)    a statement (the "Purchase Price Determination Statement") setting forth
(a)    the Effective Date Financial Debt (noting which portions were paid out of the First Instalment or by the Sellers and which were not),
(b)    the Effective Date Cash,
(c)    the Effective Date Net Working Capital and the Effective Date Working Capital Deviation,
(d)    the Company Transaction Expenses, unless paid by the Sellers out of the Purchase Price as listed in Annex 1.7,
(e)    the Purchase Price and the Second Instalment.
1.11.2Pre-Closing Support of Preparation. In order to support the preparation of the Effective Date Financial Statements and commencing on the date hereof, the Company shall, and shall cause the Group Companies to, grant to the Purchaser and the Purchaser’s professional advisors as from the date of this Agreement safe and appropriate access to its premises and employees and to make available to them all documentation and other data reasonably required by the Purchaser to prepare the Effective Date Financial Statements.
1.11.3Review by the Sellers. Within 90 Business Days following the Closing Date, the Purchaser shall submit the Effective Date Financial Statements to the Sellers for review and shall upon the Sellers request cause the Group Companies to make available to the Sellers and the Sellers’ professional advisors all documentation and other data reasonably required by them (not including the work papers of the Purchaser’s auditors and other professional advisors) to review the Effective Date Financial Statements.
1.11.4Objections of the Sellers. Any objections of the Sellers to balance sheet items or entries in the profit and loss statements or the computation of the Purchase Price contained in the Effective Date Financial Statements must be stated within 20 Business Days from receipt of the Effective Date Financial Statements by providing the Purchaser with (i) a written statement of objections, specifying the items or entries that are objectionable, and (ii) a revised version of the Effective Date Financial Statements (the "Revised Effective Date Financial Statements") taking such objections into account. If and to the extent that the Sellers do not object to any items or entries during such period in such manner, the Effective Date Financial Statements shall with the expiration of such period be final and binding upon the Parties. The Revised Effective Date Financial Statements shall also specify in reasonable detail the grounds for the objections, but failure to provide such detail shall not affect the validity of the Sellers objections.
1.11.5Partial Objection to Effective Date Financial Statements. If and to the extent the Sellers object to the Effective Date Financial Statements only in part, a preliminary determination of the Purchase Price shall be made based on the undisputed figures in the Effective Date Financial Statements, and the payment resulting from such preliminary adjustment shall be made in accordance with Section 1.8.1. The final determination and payment shall be made once the Effective Date Financial Statements have become final and binding upon the Parties in their entirety.
1.11.6Costs. The Purchaser shall bear the costs for the preparation, and the Sellers shall bear the costs for the review, of the Effective Date Financial Statements.

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Resolution of Disputes.
1.11.7Appointment of Neutral Auditor. In the case of any objections of the Sellers against the Effective Date Financial Statements timely stated by the Sellers, the Sellers and the Purchaser shall attempt in good faith to settle the disagreement. If the Sellers and the Purchaser cannot settle the disagreement within 20 Business Days after receipt by the Purchaser of the Sellers statement of objections and the Revised Effective Date Financial Statements, the Sellers or the Purchaser may present the matter to a neutral auditor (the "Neutral Auditor") from an auditing firm (the "Neutral Auditor Firm") of international recognition, which firm shall be jointly designated by the Sellers and the Purchaser. If the Sellers and the Purchaser cannot agree on the Neutral Auditor Firm within 15 Business Days after the respective request for such designation, the Neutral Auditor Firm and the Neutral Auditor shall be appointed by the German Institute of Chartered Accountants (Institut der Wirtschaftsprüfer in Deutschland e. V.) at the request of either Party after consideration of the proposals and comments by the Sellers and the Purchaser; the Neutral Auditor so appointed must satisfy the following criteria: (i) The Neutral Auditor must have five years of professional experience in both the areas of audit and transaction services; (ii) the Neutral Auditor must have been a partner of the Neutral Auditor Firm for a period of at least ten years; (iii) the Neutral Auditor Firm must be an auditing firm of international recognition with at least 30 partners and offices in at least five jurisdictions; and (iv) the Neutral Auditor must confirm that he and his firm are not conflicted from accepting the assignment and have the necessary resources to perform the required services in a timely manner.
1.11.8The Sellers and the Purchaser shall jointly instruct the Neutral Auditor Firm to decide the issues in dispute in accordance with the provisions of this Section. To that end, the Sellers and the Purchaser agree to use their commercially reasonable efforts to engage the Neutral Auditor Firm as promptly as practicable. Each Party agrees to execute, if requested by the Neutral Auditor Firm, an engagement letter with the Neutral Auditor Firm reflecting the terms of this Agreement and otherwise containing reasonable terms.
1.11.9Scope of Decisions of Neutral Auditor. Unless instructed otherwise by the Sellers and the Purchaser jointly, the Neutral Auditor shall limit its decisions to the issues in dispute, but shall on the basis of such decisions and the undisputed parts of the Effective Date Financial Statements determine the Effective Date Financial Statements in their entirety. In respect of the issues in dispute the decisions of the Neutral Auditor shall be limited to the positions taken by the Sellers and the Purchaser. To the extent necessary for the decisions, the Neutral Auditor shall also be entitled to decide on the interpretation of this Agreement. The Neutral Auditor shall act as an expert (Schiedsgutachter) and not as an arbitrator.
1.11.10Procedure.
(i)    The Sellers and the Purchaser shall make available to the Neutral Auditor the Effective Date Financial Statements, the Revised Effective Date Financial Statements and all other documentation and data reasonably required by the Neutral Auditor to make the required decisions and determination. Otherwise, Sections 427 and 444 of the German Civil Procedure Code (ZPO) shall apply accordingly. The Neutral Auditor shall be entitled to request access to the premises, personnel and information technology and accounting systems and data of the Company and, to the extent relevant in his reasonable view, of the Parties. The Neutral Auditor shall immediately submit copies of all documents and other data made available by the Sellers or the Purchaser to the respective other Party as well. The Parties shall have a right to be present (together with their advisors) at any meeting of the Neutral Auditor with any person and at any visit or review of any of the Parties’ or the Company’s premises, systems or data. Before making the decisions, the Neutral Auditor shall grant the Sellers and the Purchaser the opportunity to present their positions in writing and at least in one oral hearing in the presence of the Sellers and the Purchaser and their professional advisors.

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(ii)    The Neutral Auditor shall use best efforts to deliver its written opinion with reasons for the decisions as soon as reasonably practical and shall endeavor to do so not later than 90 days after the issues in dispute have been referred to the Neutral Auditor.
(iii)    Subject to Section 319 German Civil Code (BGB), the Neutral Auditor’s decisions and the Effective Date Financial Statements as determined by the Neutral Auditor shall be final and binding upon the Parties.
1.11.11Costs. The costs and expenses of the Neutral Auditor shall be borne by the Sellers and the Purchaser pro-rata in proportion to the amounts by which the Purchase Price, as determined by the Purchaser in the Effective Date Financial Statements and by the Sellers in the Revised Effective Date Financial Statements, deviates from the Purchase Price determined by the Neutral Auditor. The Purchaser shall advance such costs of the Neutral Auditor and shall be entitled to set off such amount owed by the Sellers from the Second Instalment or a later instalment of the Purchase Price.
1.12Pre-Closing Covenants.
1.12.1Activities of the Sellers. Until (and including) the Closing Date the Sellers shall not, without the prior written consent of the Purchaser or unless explicitly provided in this Agreement
(i)    adopt or permit the adoption of any shareholders’ resolution of the Company regarding
(a)    any change to the articles of association of the Company,
(b)    any transformation of the Company within the scope of the German Transformation Act (UmwG),
(c)    the conclusion of any enterprise agreement within the scope of Sections 291, 292 AktG,
(d)    the redemption of any Shares,
(e)    the liquidation of the Company,
(f)    the election of new auditors,
(g)    the declaration and/or payment of dividends or other distributions,
(h)    the appointment, dismissal, or execution of or changes to the service or employment contracts of, any directors and officers, or
(i)    the waiver of any claims of the Company against any current or former directors and officers, exoneration (Entlastung) or actions with similar effect;
(ii)    sell, transfer, create any encumbrances on, or otherwise dispose of, any Shares, or grant any options, warrants, pre-emptive rights, rights of first refusal or other rights to purchase or obtain any of the Shares; or
(iii)    enter into any agreement or make any other transaction with the Group Companies at terms which are not at arm’s length.
1.12.2Activities of the Group Companies. Subject to the following sentence, the Sellers and the Company shall ensure that until (and including) the Closing Date the Group Companies shall at all times conduct their businesses in the ordinary course. The Sellers and the Company shall ensure further that without the prior written consent of the Purchaser (email form being sufficient) or unless explicitly provided in this Agreement, none of the actions set forth in

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Section 1.12.1 shall be taken with respect to any Group Company, and that no Group Company shall
(i)    enter into any agreement or assume any other obligation directed at any of the actions listed in Section 1.12.1;
(ii)    enter into any agreement or pursue any of the other activities of the type set forth in Section 2.11 (Material Agreements);
(iii)    sell, transfer, purchase or accept the transfer of any interests in any legal entities or any businesses or business divisions;
(iv)    pay or otherwise discharge, or provide security for, any material liabilities (whether matured, unmatured, asserted or unasserted, contingent or otherwise), other than the regular servicing of Financial Debt and the discharge of trade accounts payable, both in the ordinary course of business;
(v)    sell, transfer, create any encumbrances on or otherwise dispose of any real estate, IP rights or material assets and inventories;
(vi)    adopt or amend any agreement, plan or other instrument for any employee benefits;
(vii)    take any action outside the ordinary course of business;
(viii)    enter into any transaction which is not at arm’s length terms; or
(ix)    hire any new employees, enter into, terminate or amend any employment agreement or compensation agreement or grant any other bonus to any employee, director or officer, in each case except as set forth in Annex 1.12.2 (ix) hereto.
Purchaser hereby appoints each of Tom West, Randy Meier and David Lehman as representatives in charge to grant any consent under this Section and, furthermore, undertakes to react upon a request from the management of the Company for a consent within a reasonable time period, not exceeding two full Business Days. Sellers shall not become liable for any damage that occurs because the Purchaser refuses a consent or for damage resulting from a management action that the Purchaser has consented to.
1.12.3Disclosure of Events. Until (and including) the Closing Date the Sellers and the Company undertake to disclose to the Purchaser in writing (email being sufficient) immediately upon becoming aware of any events which are or may constitute a breach by the Sellers or the Company under this Agreement, which materially adversely affect or are reasonably likely to materially adversely affect any of the Group Companies’ assets, business, financial condition, results of operations or prospects.
1.12.4Insurance and Employee Matters. The Sellers and the Company shall procure that the Group Companies and the Business remain insured until the Closing Date in substantially the same way as they are on the date hereof and that all premiums due for such insurances are duly and timely paid. The Company shall use its best efforts to obtain executed invention assignment agreements, in the form provided by the Purchaser to the Company and compliant with German law, from (i) all of the current German employees of the Group Companies who developed any relevant Intellectual Property Rights (as defined herein) for the Group Companies and (ii) each of Prof. Desinger, Dr Mucha, Mr. Schmöle to the extent they participated in the invention or development of Intellectual Property Rights.
1.12.5No Leakage.
Sellers’ Undertaking. The Sellers undertake to the Purchaser that other than with the prior written consent of the Purchaser (email form being sufficient):

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(i)    during the period from August 1, 2020 to the date of this Agreement, neither Sellers nor any of the Sellers’ Affiliates have received or become entitled to receive Leakage other than any Permitted Leakage; and
(ii)    during the period from the date of this Agreement until the Closing Date, neither the Sellers nor any of the Sellers’ Affiliates will receive or become entitled to receive any Leakage other than any Permitted Leakage.
"Leakage" means any payment or transfer of cash or assets or the assumption of any obligation for any payment or transfer (excluding Permitted Leakage) by or for the account of any Group Company to or for the benefit of the Sellers or any of the Sellers’ Affiliates including:
(i)    a dividend (whether in cash or in specie) or other distribution or return of capital to the Sellers or any of the Sellers’ Affiliates, including (without limitation) a redemption, repurchase or reduction of any share capital;
(ii)    a cost or bonus or other form of ex gratia award or payment paid to any director, officer or employee of the Sellers or any of the Sellers’ Affiliates in connection with the transaction contemplated hereunder;
(iii)    any asset transfer, purchase or disposal between a Group Company and the Sellers or any of the Sellers’ Affiliates other than in the ordinary course of a trading activity;
(iv)    lending or borrowing between a Group Company and the Sellers or any of the Sellers’ Affiliates and any increase or reduction thereof;
(v)    the waiver, forgiveness or discount of any amounts due to a Group Company from the Sellers or any of the Sellers’ Affiliates; and
(vi)    the assumption or fulfilment of any obligation or liability legally or commercially owed by the Sellers or any of the Sellers’ Affiliates;
in each case except for those items of Leakage, which are paid by the Sellers out of the Purchase Price as listed in Annex 1.7 or which have otherwise been deducted by the Purchaser form the Purchase Price.
"Permitted Leakage" means:
(i)    any payment to, or entitlement to receive such payment by, any of the Sellers or any of the Sellers’ Affiliates pursuant to any agreement entered into prior to the date of the last financial statements of the Company or thereafter with respect to the supply of products or the provision of services in the ordinary course of business and listed in Annex 1.12.5;
(ii)    any payment or bonus paid or payable (for the avoidance of doubt, including deferred salary and bonuses) to any director, officer (including members of the management board (Vorstand) and the supervisory board (Aufsichtsrat)) or employee of any member of the Sellers or any of the Sellers’ Affiliates under existing employment or service agreements or in the ordinary course of business;
in each case by or for the account of any Group Company.
Remedies. In case of Leakage, those of the Sellers which have received the benefit of such Leakage shall indemnify and hold harmless the Group Companies or, at the Purchaser’s election, the Purchaser on a Euro-for-Euro basis from the consequences of such Leakage (including by way of repaying or returning the entire amount or benefit constituting the relevant Leakage).

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1.13Closing Conditions. The obligation of the Parties to take the actions set out in Section 1.14.1 shall be subject to each of the conditions set forth in Sections 1.13.1 through 1.13.3 (each such condition a "Closing Condition") being either fulfilled or its fulfillment being waived by the Party entitled to such waiver pursuant to Section 1.13.4:
1.13.1Positive Closing Conditions of the Purchaser.
(i)    The New Service Amendments have been duly executed by and between the designated parties thereto and are still in force and effective and have neither terminated nor rescinded.
(ii)    The employees listed on Annex 1.13.1 (ii) have entered into amendment agreements to their service agreements with the Company providing for their continuing employment with the respective Group Company after Closing.
(iii)    The unaudited consolidated Financial Statements of the Group Companies for the nine months ending September 30, 2019, in form consistent with the unaudited consolidated Financial Statements of the Group Companies as of December 31, 2019 and for the twelve months then ended shall have been delivered to Purchaser.
(iv)    The forms of the Intersect Escrow Agreement and the agreements attached as annexes to this Agreement have been negotiated by the designated parties thereto in good faith and finalized.
1.13.2Positive Closing Conditions of the Sellers.
(i)    The forms of the Intersect Escrow Agreement and the agreements attached as annexes to this Agreement have been negotiated by the designated parties thereto in good faith and finalized.
(ii)    The Purchaser has paid an amount of EUR 15,000,000.00 (in words: Euro fifteen million) in the Intersect Escrow Account and has provided a respective confirmation by the Intersect Escrow Agent to the Sellers, and the Intersect Escrow Agreement as provided for in Section 1.9(a) has been duly executed by and between the designated parties thereto and is still in force and effective and has neither terminated nor rescinded.
1.13.3Negative Closing Conditions.
(i)    None of the employees of the Group Companies listed in Annex 1.13.1 (ii) has given written notice of termination of employment.
(ii)    There is no injunction or other court or governmental order prohibiting the Parties from consummating this Agreement or the transactions contemplated herein.
(iii)    The Sellers are not in material breach of any of the covenants pursuant to Section 1.12 and other agreements required to be performed or complied with by the Sellers pursuant to this Agreement on or prior to the Closing Date.
(iv)    No legal proceedings relating to the Transaction shall be pending before any Governmental Authority.
(v)    No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Transaction shall have been issued by any court of competent jurisdiction and remain in effect, and no material law shall have been enacted since the date of this Agreement that makes consummation of the Transaction illegal or otherwise prevents the consummation of the Transaction.

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1.13.4Waiver of Closing Conditions. The Purchaser may waive the fulfillment of each of the Closing Conditions set forth in Section 1.13.1 and Section 1.13.3 and the Sellers may waive the fulfillment of each of the Closing Conditions set forth in Section 1.13.2. The effect of a waiver shall be limited to eliminating the respective Closing Condition and shall not prejudice any claims either Party may have on the basis of any circumstances relating to the non-fulfillment of such Closing Condition.
1.13.5Best Efforts to Fulfill Closing Conditions. Each Party shall use best efforts to ensure that those of the Closing Conditions which cannot be waived by such Party will be fulfilled as soon as possible.
1.13.6Notification. As soon as all Closing Conditions have been either fulfilled or their fulfillment been waived, the Sellers and the Purchaser shall mutually notify each other thereof.
1.13.7Withdrawal. In the event that any Closing Conditions have not been fulfilled or waived within three months after the date of this Agreement either Party (i.e., the Purchaser or the Sellers) may withdraw from this Agreement, provided, however, that neither Party may exercise such right to withdraw against the principles of good faith (treuwidrig) which shall, e. g. be deemed breached if the withdrawing Party delays or otherwise prevents the timely fulfillment of the Closing Conditions. The withdrawal must be stated by written notice to the other Party. Any notice of withdrawal on behalf of the Sellers will delivered by the Sellers’ Representative and such notice will be deemed given by all Sellers (that is, no partial notice of withdrawal will be permitted), The effect of a withdrawal shall be the termination of this Agreement, provided that any claims that the withdrawing Party may have on the basis of any circumstances relating to the non-fulfillment of any Closing Condition shall not be affected by the termination.
1.14Closing.
1.14.1Closing Events. Provided that all Closing Conditions set forth in Section 1.13 shall have been satisfied or waived in accordance with the terms of this Agreement, on October 2, 2020, with the Parties using their reasonable best efforts to have the Closing occur on such date, or, if such Closing Conditions shall not have been satisfied or waived on or prior to such date, on such other date as mutually agreed upon by the Parties as soon thereafter as practicable, and provided in each case that on such date the other Closing Conditions have been and continue to be fulfilled or waived, the Parties shall meet at 11:00 am at the offices of Morrison & Foerster LLP in Berlin, or at such other location as mutually agreed upon by the Parties, where the following events (the "Closing Events" which in their entirety shall constitute the "Closing") shall take place simultaneously (Zug um Zug):
(i)     Delivery by the Sellers of written resignation declarations of the members of the supervisory board (Aufsichtsrat) of the Company effective as of Closing Date with full release of the Company from any and all present and future payment and other obligations, except for outstanding remuneration to the members of the Supervisory Board (to the extent fully accrued for in the Financial Statements and to be included in the Effective Date Financial Statements).
(ii)    Payment by the Purchaser of the First Instalment.
(iii)    Delivery by the Purchaser of the duly executed financing and distribution commitment as attached hereto as Annex 4.4.
(iv)    Execution of the IP Pledge Agreement, the Share Pledge Agreement and the Intersect Escrow Agreement by the respective parties thereto.
1.14.2The date on which all Closing Events have been performed shall be the "Closing Date".

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1.14.3Waiver of Closing Events. The Purchaser may waive the Closing Event set forth in Section 1.14.1 (i) by written notice to the Sellers. The effect of a waiver shall be limited to eliminating the need for the respective Closing Event to be performed at the Closing and shall not prejudice any claims the Purchaser may have on the basis of any circumstances relating to the non-performance of such Closing Event.
1.14.4Closing Confirmation. After all Closing Events have been performed or waived, the Sellers and the Purchaser shall confirm in a written document to be jointly executed by the Sellers and the Purchaser (the "Closing Confirmation") that all Closing Events have been performed or waived and that the Closing has occurred. The legal effect of such statement shall be limited to serve as evidence that all Closing Events have been performed or waived and that the Closing has occurred, but shall not limit or prejudice in any manner the rights of the Purchaser arising under this Agreement or under the law.
1.14.5Withdrawal. In the event that any Closing Event has not been performed or waived within 30 Business Days of the date on which all Closing Conditions have been fulfilled or waived, either the Sellers (collectively as a group, as represented by the Sellers’ Representative) or the Purchaser may withdraw from this Agreement by written notice to the respective other Party, unless the non-performance of any Closing Event is within the control of the Party stating the withdrawal, and provided that the withdrawal shall be deemed void and shall not have any effect if at the time when the notice is received by the respective other Party all Closing Events have been performed. The effect of a withdrawal shall be the termination of this Agreement, provided that any claims that the withdrawing Party may have on the basis of any circumstances relating to the non-performance of any Closing Event shall not be affected by the termination.
1.15Transformation of German GAAP to US GAAP and Preparation of Interim Financial Statements.
On the basis of the Financial Statements of the Group Companies for the financial years 2019 and 2020 delivered by Fiagon AG to the Purchaser, the Purchaser will handle the conversion of such financial statements to US GAAP on its own cost. Fiagon AG shall support such conversion process performed by the Purchaser. In the period between execution of this Agreement and the Closing Date, the Company shall work diligently to prepare unaudited Financial Statements of the Group Companies for the nine months ending September 30, 2019 and 2020, with the understanding that only the Financial Statements of the Group Companies for the nine months ending September 30, 2019 will be a Closing Condition. Such interim Financial Statements will be prepared on a basis consistent with the Financial Statements described in Section 2.5.
1.16Escrow Solution for Specific Circumstances.
1.16.1If (i) an accelerated payment of the Purchase Price due to a Change of Control pursuant to Section 1.8.5 occurred or (ii) tax reviews for the Pre-Effective Date Period, although being initiated by Purchaser promptly after the Closing Date, are still pending or have not started as of the date of the Fourth Instalment, the Sellers agree that of the Fourth Instalment
(a)With respect to the circumstances described in (i) an aggregate amount of up to EUR 12,000,000.00 may be paid, in settlement in such amount of the Fourth Instalment, into, and kept in, the Claim Notice Escrow Account in order to secure potential claims of the Purchaser from breaches of the Guarantees and tax indemnification pursuant to Section 6;
(b)With respect to the circumstances described in (ii) and irrespective of a Change of Control but in no case in addition to an amount paid into, and kept in, the Claim Notice Escrow Account pursuant to Section 1.16.1(a), an aggregate amount of up to EUR 2,000,000.00 may be paid into, and kept in, the Claim Notice Escrow Account in order to secure potential claims of the Purchaser from tax indemnification pursuant to Section 6 relating to a tax review within the meaning of Section 1.16.1 until and to the extent any claims resulting from tax indemnification pursuant to Section 6 are

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time barred as set forth in Section 6.6.1. An amendment to the Claim Notice Escrow Agreement embodying these terms plus any other terms mutually agreed by the Parties at the time to take into account the specifics of the facts and circumstances at such time will be negotiated and executed by the Parties (the Sellers’ Representative executing such amendment on behalf of the Sellers); it being understood that Intersect not be entitled to demand an increase of the amounts that may be paid into, and kept in, the Claim Notice Escrow Account under this Section 1.16.1(b).To the extent that prior the earlier of (i) or (ii), the Purchaser has already set off any claims for breaches of Guarantees against any instalment of the Purchase Price, the amount in Section 1.16.1(a) shall be reduced by such set off amount.
2.GUARANTEES OF THE SELLERS
Subject to such facts, circumstances, exceptions, qualifications and limitations set out in this Agreement or in the Annexes hereto, each of the Sellers represents and warrants to the Purchaser by way of an independent guarantee (selbständiges Garantieversprechen) within the meaning of Section 311 para. 1 BGB, that the statements set forth in Sections 2.1 and 2.2 (the "Fundamental Guarantees") and the statements set forth in Sections 2.3 through 2.19 (the "Operational Guarantees", together with the Fundamental Guarantees the "Guarantees"”, and each a "Guarantee") below are true and correct as of the date hereof and, if explicitly stated, as of the Closing Date.
The Guarantees shall not be qualified and construed as quality guarantees concerning the object of the purchase or agreements as to the quality within the meaning of Sections 443, 444 and 434 para. 1 BGB (Beschaffenheitsgarantien oder Beschaffenheitsvereinbarungen). Purchaser undertakes the purchase based upon its own decision, inspection and assessment without reliance upon any express or implied representations, warranties or guarantees of any nature made by the Sellers, except for the guarantees expressly provided by the Sellers under this Agreement.
2.1Status of the Sellers.
2.1.1Corporate Status; Due Authorization. Each Seller that is not a natural person has been duly established and is validly existing and in good standing under the laws of its jurisdiction of organization. Each Seller has the unrestricted corporate right, power, authority and capacity to execute and consummate this Agreement and the transactions contemplated herein. All required approvals of any corporate bodies of each Seller that is not a natural person have been given.
2.1.2No Insolvency. No insolvency or similar proceedings have been, or have been threatened in writing to be, opened or applied for regarding the assets of any Seller, and there are no circumstances, which would be reasonably expected to require or justify the opening of or application for such proceedings. No Seller is illiquid (zahlungsunfähig) or over-indebted (überschuldet).
2.1.3Legal, Valid and Binding Obligation. This Agreement constitutes (and all other documents executed by each of the Sellers under or in connection with this Agreement will, when executed, constitute) legal, valid and binding obligations of the respective Seller, respectively, enforceable in accordance with their terms.
2.1.4No Violation. The execution and consummation of this Agreement and of the transactions contemplated herein by each of the Sellers does not violate the articles of association, partnership agreement or other corporate documents, as the case may be, or any other legal obligation of the respective Seller and has not been challenged (Anfechtung) by any third party, including on the basis of any laws for the protection of creditor rights.
2.1.5No Interference. There is no action, suit, investigation or other proceeding pending or threatened in writing against a Seller before any Governmental Entity which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the execution or consummation of this Agreement or the transaction contemplated herein.

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2.2Status of Fiagon AG.
2.2.1Corporate Status of Fiagon AG. The information in Section 1.3 and 1.4 first sentence is correct. Fiagon AG has been duly established and is validly existing and in good standing as a stock corporation (AG) under the laws of Germany. Fiagon AG has the unrestricted right, power, authority and capacity to own its assets and to conduct its business as currently conducted.
2.2.2No Insolvency of Fiagon AG.
(a)No insolvency proceedings in the sense of Section 27 of the German Insolvency Code (InsO) have been, or have been threatened in writing to be, opened or applied for regarding the assets of the Company.
(b)The Company is not illiquid (zahlungsunfähig). The Purchaser acknowledges the fact that the auditor of the Company is not in a position to provide an unqualified audit opinion with regard to the financial statements of the Company for the year ending December 31, 2019 because further financing is required to confirm the status of the Company as a ‘going concern’.
2.2.3Shares in Fiagon AG. The Shares of each respective Seller have been validly issued in compliance with applicable law. Each Seller holds sole, unrestricted legal and beneficial title (uneingeschränkte rechtliche und wirtschaftliche Inhaberschaft) to its Shares as set forth in the Share Register as contained in Annex (E)-1 (the "Share Register". Other than set forth in the Shareholders' Agreement or in Annex 2.2.3, the Shares of each respective Seller are not pledged (verpfändet), attached (gepfändet) or otherwise encumbered (belastet) with any third party rights and are not subject to any (i) trust arrangement (Treuhandverhältnis), sub-participation (Unterbeteiligung) or similar arrangement, (ii) pending transfer or other disposition (Verfügung), (iii) sale, contribution or other contractual arrangement creating an obligation to transfer or encumber or (iv) shareholders’ resolution on the redemption (Einziehung) of shares. The Shares of the respective Seller, together with those of the Shares held by the other Sellers in accordance with the Share Register as contained in Annex (E)-1, constitute the entire share capital of Fiagon AG.
2.3Other Corporate Matters regarding Fiagon AG and the Subsidiaries.
2.3.1Contributions. The Shares are fully paid up. All contributions have been made in compliance with applicable law and have not been repaid or returned, in whole or in part, whether open or disguised, directly or indirectly, and there have been no payments or transactions in breach of the German Stock Corporation Act (AktG). There are no obligations to make further contributions (keine Nachschusspflichten).
2.3.2No Other Interests in Fiagon AG. The Shares constitute the entire share capital of the Company. Other than set forth in the Shareholders' Agreement, neither the Sellers, nor to the Best Knowledge of the Sellers, any third party has, with respect to the Shares, any pre-emptive right (Vorkaufsrecht), right of first refusal (Vorerwerbsrecht), subscription right (Bezugsrecht), option right (Optionsrecht), conversion right (Wandlungsrecht) or similar right, or is party to an agreement that may result in any such rights. There are no agreements, which require the allotment, issue or transfer of, any debentures in, or securities of the Company.
2.3.3Corporate Status of the Subsidiaries. The information in Section 1.5 is complete and correct. Each Subsidiary has been duly established and is validly existing and in good standing as the type of legal entity stated in preamble (C) through (E), respectively, under the laws of the jurisdiction of its organization. Each Subsidiary has the unrestricted right, power, authority and capacity to own its assets and to conduct its business as currently conducted and to own and operate the properties and assets now owned and being operated by it.

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2.3.4No Insolvency. No insolvency or similar proceedings have been, or have been threatened in writing to be, opened or applied for regarding the assets of a Subsidiary. No Subsidiary is illiquid (zahlungsunfähig). The Purchaser acknowledges the fact that the auditor of the Company is not in a position to provide an unqualified audit opinion with regard to the financial statements of the Fiagon GmbH for the year ending December 31, 2019, until the auditor has received the comfort letter as provided for in Section 4.4.
2.3.5Group Structure. Fiagon AG is the sole shareholder of the Subsidiaries. Other than that, none of the Group Companies holds any shares, partnership interests or, to the Best Knowledge of the Sellers, any other interests in any legal entity. No Group Company is a party to any enterprise agreement (Unternehmensvertrag) within the scope of section 291 et seq. of AktG or any equivalent agreement under the laws of any other applicable jurisdiction.
2.3.6Corporate Documents. Annex 2.3.6 includes for each Group Company true and complete copies of (i) the current commercial register extract (or, in the case of foreign Group Companies, of an equivalent certificate), (ii) pending register applications (or equivalent documents), if any, (iii) the current version of the articles of association (or equivalent document or agreement), (iv) a list of all members of any supervisory, advisory or administrative board and (v) any pending shareholders’ resolution to change such articles or agreement. No resolutions or other statements for the amendment of the articles of association (or equivalent document or agreement) of any Group Company have been made, and no filings to the commercial register (or to an equivalent corporate authority) in respect of any Group Company are pending. No shareholders’ resolution of any Group Company is void or has been challenged (angefochten) or threatened to be challenged by any shareholder of such Group Company or any other third party.
2.3.7Shareholders’ Agreements. The Shareholders’ Agreement is in full force and effect and enforceable against the parties thereto in accordance with their terms. The Sellers and the Company hereby agree that the Shareholders Agreement shall be terminated as a result of the transfer of the Shares as expected to occur on, and with effect as of, the Closing Date.
2.3.8The Shares in the Subsidiaries. The Subsidiary Shares in Fiagon GmbH and Fiagon US have been validly issued in compliance with applicable law. The Company holds sole, unrestricted legal and beneficial title to the Subsidiaries Shares. The Subsidiaries Shares are not pledged (verpfändet), attached (gepfändet) or otherwise encumbered (belastet) with any third party rights and are not subject to any (i) trust arrangement (Treuhandverhältnis), sub-participation (Unterbeteiligung) or similar arrangement, (ii) pending transfer or other disposition (Verfügung), (iii) sale, contribution or other contractual arrangement creating an obligation to transfer or encumber or (iv) shareholders’ resolution on the redemption (Einziehung) of shares.
2.3.9No Other Interests. The Subsidiaries Shares constitute the entire share capital of Fiagon GmbH and Fiagon US. Neither the Sellers, nor any third party has, with respect to shares in any Subsidiary, any pre-emptive right (Vorkaufsrecht), right of first refusal (Vorerwerbsrecht), subscription right (Bezugsrecht), option right (Optionsrecht), conversion right (Wandlungsrecht) or similar right, or is party to an agreement that may result in any such rights. There are no agreements, which require the allotment, issue or transfer of any debentures in, or securities of, the Subsidiaries.
2.3.10As a result of the transfer of the Shares as contemplated by this Agreement the ESOP Beneficiaries will have claims according to section 5.2. of the ESOP agreements resulting in actual payment claims in an aggregate amount of not more than EUR 90,329.00 (incl. social security contributions), which are borne by the Sellers as part of the Transaction Costs listed in Annex 1.7 and will not have the right to receive any shares in the Company. All ESOP agreements have the form as attached hereto as Annex 2.3.10 and the supervisory board of the Company has already irrevocably agreed to the settlement in cash for the above ESOP claims.

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2.3.11Contributions. The Subsidiaries Shares are fully paid up. All contributions have been made in compliance with applicable law and have not been repaid or returned, in whole or in part, whether open or disguised, directly or indirectly, and there have been no payments or transactions in breach of section 30 German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung). There are no obligations to make further contributions (keine Nachschusspflichten).
2.3.12No Pending Business Transactions. Neither any Group Company nor the Company itself is a party to any agreement relating to the acquisition or sale of, or a similar transaction involving, any shares in other legal entities or any business (Betrieb) or parts thereof (Betriebsteile), other than agreements which have already been fully performed by all parties thereto.
2.3.13No Participation or Share-Based Rights. Other than the ESOP, there are no silent partnerships (stille Beteiligung), stock-appreciation rights, stock-based performance units, “phantom” stock rights or other agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance, stock price performance or other similar attribute of the Company or any other Group Companies.
2.4Compliance with Laws
2.4.1The business of the Group Companies is conducted, in all material respects, in compliance with applicable laws, as in effect, enforced and interpreted on the date hereof and the Closing Date.
2.4.2Neither the Group Companies nor the members of its management board have, in connection with the business conducted by the Group Companies, (i) used any corporate or other funds for unlawful contributions or other unlawful expenses, including with respect to political activities; (ii) made, offered, promised, authorized, or accepted, any unlawful payment of any money or other thing of value to, directly or indirectly, or for the benefit of, any officials, agents, representatives, or employees, of any foreign or domestic governmental authorities or to (or for the benefit of) any foreign or domestic political parties or campaigns, any candidate for political office, or any public international organization; or (iii) violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or other similar applicable law in other jurisdictions; or (iv) made, offered, promised, authorized, or accepted, any other unlawful payment.
2.5Financial Statements. The (1) audited financial statements as per 31 December 2018, (2) the unaudited draft financial statements as per 31 December 2019 and (3) the unaudited financial statements for the seven months ending 31 July 2020 of the Company and of Fiagon GmbH (the "Fiagon Germany Financial Statements") as attached in Annex 2.5-1 have in all material aspects been prepared in accordance with (i) the requirements of relevant laws and relevant generally accepted accounting principles ("GAAP") pursuant to HGB, in force as of the relevant dates and (ii) consistent with past practice except for the net loss being carried forward to new account instead of being balanced by a withdrawal from the capital reserve (Vortrag des Jahresfehlbetrages auf neue Rechnung anstatt Verrechnung mit bestehenden Kapitalrücklagen), and have been audited by UHY Deutschland AG Wirtschaftsprüfungsgesellschaft and received an unqualified audit opinion, with the exception of (x) the unaudited draft financial statements as per 31 December 2019 which have not obtained an unqualified opinion due to further financing commitments needed and (y) the financial statements for the seven months ending 31 July 2020 have not been audited and do not contain all of the required footnote disclosures. Subject to the limitations that apply due to the financial statements for the seven months ending 31 July 2020 being management accounts only, the Fiagon Germany Financial Statements present a true and fair view in the meaning of section 264 par. 2 HGB of the assets and liabilities (Vermögenslage), financial condition (Finanzlage) and results of operations (Ertragslage) of the Company and Fiagon GmbH as of their respective accounting date. The audited balance sheets and the related statements of operations, changes in stockholder’s deficit and cash flows for Fiagon US as of and for the fiscal year ended December 31, 2019 and the unaudited financial statements for Fiagon US for the seven months ending 31 July 2020 as attached in Annex 2.5-2 (the "Fiagon US Financial

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Statements", and together with the Fiagon Germany Financial Statements, the "Financial Statements") have been prepared in accordance with applicable GAAP and derived from the books, records and files of Fiagon US and fairly present in all material respects the financial condition and results of operations of Fiagon US as of the respective accounting dates. To the Best Knowledge of the Sellers, no circumstances existed as of the relevant time, which renders any item on the Financial Statements materially incorrect or incomplete.
2.6Certain Accounting Principles.
Without limiting the generality of Section 2.5, to the Best Knowledge of the Sellers,
2.6.1the inventories shown in the Financial Statements are valued at the lower of cost or market, taking into account adjustments for obsolete or otherwise not marketable items as allowed by applicable GAAP;
2.6.2sufficient adjustments (Abschreibungen, Einzel- und Pauschalwertberichtigungen) were made in the Financial Statements for doubtful accounts or non-collectible receivables, and given historic experience the accounts receivable are good and collectible in the ordinary course of business without any material withholding rights, rights of set-off or rights of deduction outside the ordinary course of business;
2.6.3the provisions (Rückstellungen) in the Financial Statements cover all risks for which provisions have to be made under applicable GAAP and are in the opinion of the management at the date of establishment sufficient to cover all liabilities relating to any period prior to the effective date of the respective Financial Statements (Bilanzstichtag) that are not reflected as liabilities; and
2.6.4the financial position or earnings of the Group Companies as reflected in the Financial Statements have not been influenced by inconsistencies of accounting practices except for the net loss being carried forward to new account instead of being balanced by a withdrawal from the capital reserve (Vortrag des Jahresfehlbetrages auf neue Rechnung anstatt Verrechnung mit bestehenden Kapitalrücklagen), by the inclusion of non-recurring items of income or expenditures or by any other factors rendering such results exceptionally high or low unless required by a change in the applicable accounting principles as requested by the auditor.
2.7No Undisclosed Liabilities. Except as disclosed in the Financial Statements, no Group Company has any material liabilities or obligations, whether accrued, contingent (Haftungsverhältnisse within the scope of section 251 HGB) or otherwise (including pursuant to section 285 nos. 3, 3a HGB), relating to any period prior to the effective date of the respective Financial Statements (Bilanzstichtag) that would have been required to be reflected in the Financial Statements pursuant to the relevant GAAP.
2.8Books and Records. The books and accounting and other records of each Group Company (including tax related documentation), in all material respects, (i) are up to date and contain complete and accurate details of the material business activities of such Group Company and of all matters to be recorded under applicable law or applicable GAAP, (ii) have been maintained in accordance with applicable legal requirements on a proper and consistent basis, and (iii) correctly and completely reflect the assets and liabilities and all material transactions entered into by the respective Group Company. No notice or allegation that any books and records are incorrect or should be corrected has been received by any Group Company.
2.9Litigation; Disputes
2.9.1Other than set forth in Annex 2.9.1, no lawsuit or other proceeding is pending against the Company before any state court, arbitrator or Governmental Entity and no such lawsuit or proceeding has been threatened against a Group Company in writing.

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2.9.2The Group Companies are not subject to any decision by a court or Governmental Entity in relation to a proceeding involving any Group Company that imposes an obligation, which has not been fulfilled by any such Group Company.
2.9.3The Fraunhofer Dispute will not result in further costs for the award/settlement together with associated attorneys' fees and other related costs for the Group Companies of more than EUR 10,000.00.
2.10Employee and Labor Matters
2.10.1The Group Companies have in the last three years prior to the date hereof not experienced any disputes with governmental authorities with regard to labor or work environment matters (including with respect to disabled persons, repayment obligations, anti-discrimination or civil rights matters or workers safety issues) or any material individual labor disputes or any strike, labor interruption or disturbance or other collective labor disputes of any material nature.
2.10.2Annex 2.10.2 sets forth, a true and complete list of all members of the Company's management board (Vorstand) and supervisory board (Aufsichtsrat) as well as a true and complete but anonymized list of all employees of the Company (the "Employees"). Anonymized copies of all contracts between the Company and any Employee, as in effect on the date hereof, have been disclosed to Intersect.
2.10.3The Company has not made any pension commitment to any of its current or former employees.
2.10.4No works council (Betriebsrat) exists at the Company.
2.10.5Except for the ESOP, no employee participation programs exist at the Company. Except for the exit bonuses to the management, which are set forth in Annex 1.7 and borne by the Sellers pursuant to Section 1.7.2, and annual bonus payments relating to performance of employees in the ordinary course of business that have been disclosed to the Purchaser, and except as required under applicable German law, the Company is not obliged to render any payments to any of its employees with respect to the transactions contemplated by this Agreement.
2.11Material Agreements
2.11.1Except for the agreements listed in Annex 2.11.1 (the "Material Agreements"), no Group Company is party to any of the following written agreements with the primary contractual obligations (primäre Hauptleistungspflichten) of the Group Company still outstanding:
(a)Agreements relating to the acquisition or sale of interests or shares in other companies, businesses or real estate providing, in each case, for a consideration of EUR 10,000.00 or more;
(b)Joint venture, strategic alliances, joint development of products of technology, partnership or shareholder agreements;
(c)Rental and lease agreements relating to real estate, which, individually, provide for annual payments of EUR 10,000.00 or more;
(d)Loan agreements (other than relating to any intercompany debt between the Group Companies), bonds, notes or any other instruments of debt and involving, individually, an indebtedness of a Group Company;
(e)Guarantees, indemnities, suretyships and comfort letters issued for any debt of any third party;

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(f)any agreement imposing any restriction on a Group Company to engage in any line of business or compete with any third party, to acquire or to sell certain products or services or to develop any technology, other than nondisclosure agreements entered into in the ordinary course of business;
(g)any transfer of assets, rights or benefits by a Group Company to the Sellers.
2.11.2 (i) The Material Agreements are in full force and effect and enforceable against the parties thereto in accordance with their terms, (ii) no party to a Material Agreement has given notice of termination, and no circumstances caused by a Group Company exist, which give any party to a Material Agreement the right to terminate or modify such Material Agreement, (iii) no party to a Material Agreement is in material breach of such agreement, and (iv) the execution or consummation of this Agreement or the transactions contemplated herein do not trigger any rights of any party to a Material Agreement that would materially impair a Group Company's position under such Material Agreement.
2.12Intellectual Property
2.12.1Annex 2.12.1 contains a list of (a) all inventions, technical and business know-how or trade secrets (encompassing without limitation research materials, test data, product data and safety data that is not readily available to the public), and other intellectual property rights, in particular, but not limited to, patents, utility models and designs, trademarks, works capable of being protected by copyright or ancillary rights, including Software and rights to non-creative databases, and domain names (collectively referred to as "Intellectual Property Rights") owned and registered or applied for registration by a Group Company ("Registered Intellectual Property Rights") and (b) all employee inventions disclosed to and claimed by a Group Company which have not been registered or applied for registration as of the date hereof.

2.12.2Except as disclosed in Annex 2.12.2, the Registered Intellectual Property Rights are neither subject to any pending proceedings for opposition, cancellation, revocation, reexamination or rectification which may negatively affect the operation of the business of a Group Company.
2.12.3All fees necessary to maintain Registered Intellectual Property Rights have been paid until the date hereof and the Closing Date, and all necessary renewal applications have been filed and all other material steps necessary for their maintenance have been taken.
2.12.4With regard to all agreements under which Intellectual Property Rights that are material for the business of the Group Companies are licensed or sublicensed to such Group Companies from a person or entity that is not a Group Company ("Third Party") (together the "Inbound License Agreements") (a) the Group Company has not received a written notice of termination or breach by any licensor, and (b) the execution and performance of this Agreement does not violate any Inbound License Agreement or trigger a termination right of the contracting Third Party or any obligation of a Group Company to pay additional remuneration.
2.12.5As to the development, manufacture, sale or use of the Group Companies’ navigation system products, no Intellectual Property Rights other than (i) the Registered Intellectual Property Rights, (ii) any other Intellectual Property Rights (including but not limited to the sensor coil manufacturing process) that is purported to be owned by any of the Group Companies (the Registered Intellectual Property Rights and such other Intellectual Property Rights collectively, the "Owned Intellectual Property Rights"), and (iii) the Intellectual Property Rights licensed under the Inbound License Agreements are currently used by or necessary for any Group Company to conduct its business as conducted as of the Closing Date, or as mutually anticipated by the Parties to be conducted within 12 months following the Closing Date, in all material respects. To the Best Knowledge of the Sellers, none of the Owned Intellectual Property Rights are materially infringed by Third Parties and the Group Companies have taken appropriate measures to keep them secret to the extent those Owned

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Intellectual Property Rights have not been published or disclosed in the ordinary course of business.
2.12.6Except as disclosed in Annex 2.12.6, no Owned Intellectual Property Right is (a) encumbered with any rights of any Third Party, except for moral rights and other statutory rights of creators or inventors, including without limitation the Sellers, or (b) subject to any non-registered or otherwise pending transfer or other disposition or any sale, contribution or other contractual arrangement creating an obligation to transfer or to create, change or abolish any encumbrances. Except as disclosed in Annex 2.12.6, the Group Companies are free to dispose of the Owned Intellectual Property Rights in any manner, and such dispositions do not violate any legal obligations of any Group Company.
2.12.7As to the development, manufacture, sale or use of the Group Companies’ navigation system products, no Group Company infringes any Intellectual Property Rights of Third Parties to an extent that it would materially affect the business of the Group Companies as conducted as of the Closing Date, or as mutually anticipated by the Parties to be conducted within 12 months following the Closing Date. There is no written claim or demand of any person pertaining to, or any proceedings which are pending or threatened in writing, which alleges that a Group Company infringes any Intellectual Property Rights of Third Parties in connection with the development, manufacture, sale or use of the Group Companies’ navigation system products to an extent that it would materially affect the business of the Group Companies as conducted as of the Closing Date, or as mutually anticipated by the Parties to be conducted within 12 months following the Closing Date.
2.12.8Each Group Company has observed, to the extent applicable, the rules under the German Act on Employee Inventions (Arbeitnehmererfindungsgesetz – ArbnErfG) and has, in particular, observed the rules under the ArbnErfG on the claims relating to employees’ inventions as embodied by the Owned Intellectual Property Rights. All Group Companies have paid all remuneration to persons entitled to any compensation under the ArbnErfG or agreements with employees entered into under the ArbnErfG.
2.12.9Annex 2.12.9-1 sets forth a complete and accurate list of the Software (as defined below) that is material to the business of the Group Companies and that has been completely developed by the Group Companies' employees in the course of employment with the respective Group Company ("Company Software"). Except as set forth in Annex 2.12.9-2, no source code for any Company Software has been delivered, licensed, disclosed or is subject to any source code escrow obligation by the Group Companies to any Third Party. Except as set forth in Annex 2.12.9-2, none of the Company Software is, in whole or in part, subject to the provision of any written open source agreement or other type of license agreement or distribution model agreement that (a) requires the distribution or making available of the source code for any such Software, (b) prohibits or limits the Group Companies from charging a fee or receiving consideration in connection with sublicensing or distributing any such Software, or (c) except as specifically permitted by mandatory law, grants any right to any person other than the Group Companies or otherwise allows any such person to decompile, disassemble or otherwise reverse-engineer any such Software. "Software" means any and all (i) computer programs, systems, applications and code, including any and all software implementations of algorithms, models and methodologies and any and all source code, object code, development and design tools, applets, compilers and assemblers, (ii) databases and compilations, including any and all libraries, data and collections of data, whether machine readable, on paper or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (iv) the technology supporting, and the contents and audiovisual displays of any internet site(s) operated by or on behalf of the Group Companies, and (v) all documentation, other works of authorship and media, including user manuals and training materials, relating to or embodying any of the foregoing or on which any of the foregoing is recorded.

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2.12.10No Software that is the subject of the litigation matter Fraunhofer Gesellschaft e.V. ./. Fiagon GmbH, originally filed in 2009, or any other cases related thereto (collectively, the "Fraunhofer Dispute", is used in the current products or services of the Group Companies.
2.13Information Technology. Each Group Company either owns or holds valid leases and/or licenses to all computer hardware, Software, networks and other information technology (collectively "Information Technology") which is currently used by or necessary for such Group Company to conduct its business as of the Closing Date, or as mutually anticipated by the Parties to be conducted within 12 months following the Closing Date. To the Best Knowledge of the Sellers, during the last 12 months prior to the date hereof there were no interruptions, malfunctions, data losses or similar incidents attributable to the Information Technology owned or used by such Group Company which had, and there are no viruses or defects in the Information Technology owned or used by such Group Company which have or are likely to have, a material adverse effect on such Group Company’s business. The Information Technology owned or used by the Group Companies has the capacity and performance necessary for such Group Company to conduct its business as of the Closing Date, or as mutually anticipated by the Parties to be conducted within 12 months following the Closing Date. Precautions considered customary in the industry have been taken to preserve the security and integrity of the Information Technology owned or used by the Group Companies. In the last 12 months prior to the date hereof there has not been any material, unauthorized modification of any Software or data in the Information Technology or any fraud committed by use or abuse of the Information Technology.
2.14Data Protection. The Group Companies have complied in all material respects with all relevant legal requirements of each applicable law (whether in Germany, the European Union or any other relevant jurisdiction), binding on the Group Companies concerning the protection and/or processing of personal data, in particular the European General Data Protection Regulation (Datenschutzgrundverordnung). No Group Company has, in the last 24 months prior to the date hereof, received any notice or allegation in writing from either a data protection registrar, if any, or a data subject alleging non-compliance with data protection legislation or any of the data protection principles.
2.15Conduct of Business since January 1, 2020
Except as disclosed in Annex 2.15 and except for any transactions contemplated by, or any facts or events otherwise explicitly disclosed in this Agreement in the period between January 1, 2020 and the Closing Date, the business of the Group Companies has in all material respects been conducted in the ordinary course of business and in consistence with past practice, in particular, there has not been:
(a)any recapitalization or reorganization which materially changed the corporate structure of a Group Company;
(b)any merger or similar business combination between a Group Company and any third party;
(c)any divestiture by a Group Company of a shareholding, business or (outside the ordinary course of business) assets or rights with a value in excess of EUR 10,000.00 each;
(d)any borrowing or any incurrence of loans by a Group Company or any guarantee, suretyship (Bürgschaft), letters of comfort (Patronatserklärung) by a Group Company for any third party's;
(e)any material change in any method of accounting or accounting practice or policy by a Group Company, except as required due to a concurrent change in generally accepted accounting principles;
(f)any payments to the Sellers on whatever factual or legal basis by a Group Company (except for payments and benefits to Sellers Dr. Dirk Mucha, Prof. Dr. Kai Desinger and Matt Jones under their respective service agreements with the Company as attached hereto as Annex 2.15(f)) and no distributions have been paid out or resolved upon by a

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Group Company nor is a Group Company obliged to make any payments to the Sellers after the date hereof;
(g)any payments to any subsidiary of the Company exceeding an amount of EUR 20,000.00;
(h)any agreement for joint venture, strategic alliances, joint development of products of technology;
(i)any agreement imposing any restriction on a Group Company to engage in any line of business or compete with any third party, to acquire or to sell certain products or services or to develop any technology;
(j)any transfer of assets, rights or other advantages or benefits by a Group Company to the Sellers;
(k)any increase or commitment to increase the remuneration of any of the directors and officers, employees, agents or consultants of the Group Companies with the exception of the ordinary performance bonuses relating to the financial year 2019 which become due once the financial statements 2019 are adopted;
(l)terminated or modified, or gave notice to terminate or modify, any Material Agreement;
(m)any hire of any new directors and officers or any new employees with an annual base salary of more than EUR 50,000.00;
(n)any agreement or other transaction with the Sellers, the Sellers' Affiliates, any other Group Company, any third-party owner of any shares or other interests in any Group Company, or any of their related parties;
(o)any circumstance that would require or result in any accrual (Rückstellung) pursuant to applicable GAAP outside the ordinary course of business;
(p)any material adverse change to the business operations, assets, financial position or earnings position of the Group Companies other than disclosed to the Purchaser or in relation to the Covid-19 pandemic; or
(q)any agreement outside the ordinary course of business and with a value or involving payments in excess of EUR 20,000.00.
2.16Insurance Coverage. Annex 2.16 contains a true and complete list of all material insurance policies relating to the assets, the business or the operations of the Group Company. All such policies are in full force and effect.
2.17Permits; Compliance; Public Subsidies
2.17.1(i) Each Group Company holds all permits, licenses or public law approvals (öffentlich-rechtliche Erlaubnisse) which are necessary to conduct its business as currently conducted (the "Permits"), (ii) the Permits are in full force and effect (bestandskräftig), are not challenged (angefochten) by any third party, and there are no circumstances which would be reasonably expected to justify such a challenge, and (iii) no proceedings regarding a revocation (Widerruf) or withdrawal (Rücknahme) of any Permit have been initiated or threatened, and there are no circumstances which would reasonable expected to justify the initiation of such proceedings.
2.17.2Each Group Company is and has been in full compliance with the Permits, including any ancillary provisions (Nebenbestimmungen) thereto, and with all applicable laws and regulations of any jurisdiction and all orders, decrees, or rulings of, or restrictions imposed by,

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any Governmental Entity (collectively "Administrative Orders") in all relevant jurisdictions. No non-compliance with the Permits, with applicable laws and regulations or with any Administrative Order has been alleged in writing and, to the Best Knowledge of the Sellers, there are no circumstances, which would be reasonably expected to justify such allegations.
2.17.3(i) No Group Company is subject to any administrative proceedings or administrative or criminal investigation, (ii) no such investigation has been threatened, and (iii) there are no circumstances which would be reasonably expected to justify the initiation of such an investigation.
2.17.4No Group Company is a party to any public law agreements (öffentlich-rechtliche Verträge).
2.17.5Except as disclosed in Annex 2.17.5, no Group Company has received, applied for or used any public grants (Zuschüsse), allowances, aids or other subsidies (Subventionen) in whatever form (including, without limitation, loans under the European Recovery Program) (collectively "Public Subsidies"). Annex 2.17.5 includes for each Group Company a correct and complete list of the Administrative Orders and all other terms relevant for the Public Subsidies granted to such Group Company. Except as disclosed in Annex 2.17.5, (i) the orders or agreements granting the Public Subsidies are in full force and effect, are not challenged by any third party, and, to the Best Knowledge of the Sellers, there are no circumstances which would justify such a challenge, (ii) no proceedings regarding a revocation or withdrawal of a Public Subsidy have been initiated or threatened, and, to the Best Knowledge of the Sellers, there are no circumstances which would justify such a proceedings, (iii) each Group Company is in full compliance with its obligations under or in connection with the Public Subsidies, including the obligations under any ancillary provisions in the respective orders or agreements thereto, (iv) no Group Company is obliged under the Public Subsidies to maintain a certain level of employees or to make any other investments, (v) no Public Subsidy will have to be repaid in whole or in part due to the execution or consummation of this Agreement or the transactions contemplated therein, and (vi) no Group Company is exposed to any liability with respect to any Public Subsidy granted to the Sellers or affiliates of the Sellers.
2.17.6Product Quality. There are no product or service liability or similar claims, or product or service warranty claims with an aggregate value of more than EUR 10,000.00 pending against the Group Companies.
2.17.7Compliance with Mandatory State, Federal and International Reporting Obligations. The Group Companies have complied with all mandatory state, federal, and international reporting obligations regarding transfers of values made to health care professionals.
2.17.8Compliance with Anti-Corruption and Anti-Bribery Laws and Regulations. The Group Companies have complied with all applicable anti-bribery and anti-corruption laws and regulations.
2.17.9Compliance with Laws and Regulations Governing Product Communications. The Group Companies have complied with all applicable laws and regulations governing product communications and have not received any notification from any regulatory agency regarding such product communications.
2.18Tax Guarantees.
2.18.1All material Tax Returns by or on behalf of the Group Companies were filed when due (taking into account any applicable extension of any filing term).
2.18.2The Group Companies have (taking into account any permitted extension) timely paid on or prior to the Closing Date all Taxes shown as payable on any valid and enforceable Tax assessment notice issued by any Tax Authority or on any Tax Return filed by them, other than Taxes for which a suspension of enforcement of Tax payment obligation (Aussetzung der Vollziehung) has been granted.

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The information provided to Intersect, including the advisors of Intersect, in connection with this Agreement and in the virtual data room made available by the Sellers to Intersect prior to the date hereof, (the "Data Room") is materially correct and complete, is not misleading and presents a true and fair view of the business, assets and liabilities, financial position and earnings position of each Group Company and the Group Companies taken as a whole. To the Best Knowledge of the Sellers, no information was withheld from the Purchaser of which a reasonable purchaser of any interests in any Group Company should be aware. The Sellers Dr. Dirk Mucha, Prof. Dr. Kai Desinger and Matt Jones are not aware that the execution or consummation of this Agreement or the transactions contemplated herein will have an adverse effect on the relationship of any of the Group Companies with its customers, suppliers, employees or any authorities.
3.GUARANTEES OF THE PURCHASER
Purchaser hereby represents and warrants in the form of an independent guarantee and irrespective of negligence (selbständiges, verschuldensunabhängiges Garantieversprechen) pursuant to section 311 BGB that the statements set forth in Section 3.1 through Section 3.8 are true and correct in all material respects.
3.1Corporate Organization, Due Authorization. The Purchaser is a Delaware corporation duly established and organized, validly existing and in good standing under the laws of the State of Delaware, USA. The Purchaser has the unrestricted right, power, authority and capacity to execute and consummate this Agreement and the transactions contemplated herein. All required approvals of any corporate bodies (including by shareholders, if required) of the Purchaser have been given. The execution and performance of this Agreement by Purchaser and the consummation of the transaction requires no approval or consent by any Governmental Entity and does not violate any law applicable to the Purchaser.
3.2No Insolvency. No insolvency or similar proceedings have been, or have been threatened to be, opened or applied for regarding the assets of the Purchaser, and there are no circumstances, which would require or justify the opening of or application for such proceedings. The Purchaser is neither illiquid (zahlungsunfähig) nor over-indebted (überschuldet), nor is an illiquidity impending.
3.3Legal, Valid and Binding Obligation. This Agreement constitutes (and all other documents executed by Purchaser under or in connection with this Agreement will, when executed, constitute) legal, valid and binding obligations of the Purchaser, respectively, enforceable in accordance with their terms.
3.4No Violation. The execution and consummation of this Agreement and of the transactions contemplated herein by the Purchaser do not violate the articles of association, partnership agreement or other corporate documents, as the case may be, or any other legal obligation of the Purchaser and is not subject to challenge (Anfechtung) by any third party on any legal basis, including on the basis of any laws for the protection of creditor rights.
3.5No Interference. There is no action, suit, investigation or other proceeding pending or threatened against or affecting the Purchaser before any Governmental Entity which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the execution or consummation of this Agreement or the transaction contemplated herein, and there are no circumstances likely to give rise to any of this.
3.6Finders' Fees. Purchaser does not have any obligation or liability (whether or not contingent) to pay any fees or commissions to any broker, finder, agent or other Person with respect to the transaction contemplated by this Agreement for which the Sellers or the Company would be or could become liable.
3.7Financial Capability. Purchaser has or will have sufficient immediately available funds or binding and unconditional financing commitments in the form of finally executed loan agreements to enable it to make all payments required to be made by it under this Agreement when they become due.
3.8Purchaser for own Investment. Purchaser is acquiring the Shares for its own account and not with a view to or for any ensuing sale or syndication. Purchaser (either alone or together with its advisors) has

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sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of its investment in the Company and is capable of bearing the economic risks of such investment.
3.9Indemnification. If the Purchaser breaches any guarantee pursuant to this Section 3, the Purchaser shall indemnify and hold harmless the Sellers from any damages incurred by the Sellers. The liability of the Purchaser for breaches of guarantees pursuant to this Section 3 shall become time barred after five (5) years and shall be limited to the Purchase Price.
4.ADDITIONAL AGREEMENTS
4.1Consents and Approvals. Each of the Parties shall (i) take all reasonable actions necessary to comply promptly with all legal and regulatory requirements which may be imposed on any of them with respect to the transactions contemplated by this Agreement and the agreements referred to herein and will promptly cooperate with and furnish information (redacted for confidentiality where necessary) to each other in connection with any such requirements imposed on any of them in connection with the transactions contemplated hereby, and (ii) take all reasonable actions necessary to obtain and shall cooperate with each other in obtaining any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party, required to be obtained by any of the Parties in connection with the Transaction.
4.2Further Assurances. Subject to the terms and conditions of this Agreement, the Parties shall use all reasonable efforts to take, or cause to be taken, all actions and to do, or to cause to be done, all things necessary, proper or advisable to consummate and make effective the Transaction. From time to time after the date of this Agreement, and at the reasonable request of any Party hereto and without further payment of consideration, any other Party shall execute and deliver to the requesting Party such documents and take such other action as the requesting Party may reasonably request in order to consummate more effectively the Transaction.
4.3Public Announcements. The Purchaser intends to publicly announce the signing of this Agreement and the execution of the Transaction by means of a press release issued promptly following such signing. Except for such press release and except with the prior consent of the other Parties, no Party to this Agreement shall make or cause to be made any press release or public announcement or otherwise communicate with any news media concerning this Agreement or the Transaction, except as required by applicable law or otherwise necessary to consummate the Transaction.
4.4Financing and Distribution Commitment by Purchaser. In order to obtain an unqualified audit opinion for the financial statements of the Group Companies for the business year ending December 31, 2019, Fiagon AG requires further financing commitments as well as distribution commitments in order to document its status as a ‘going concern’. For the purposes of securing that the Group Companies may obtain an unqualified audit opinion for its financial statements for the business year ending December 31, 2019, the Purchaser shall on the Closing Date issue to Fiagon AG a letter of comfort (Patronatserklärung) in the form as attached hereto as Annex 4.4 providing for (i) financing commitments for a period of three years after the Closing Date and up to a maximum amount of (A) EUR 5,000,000.00 (in words: Euro five million) plus (B) the total amount of Financial Debt repaid by the Group Companies on or prior to the Closing Date pursuant to Section 1.7.3, to Fiagon AG and the Group Companies as well as (ii) the commitment and confirmation that the Purchaser will engage in the distribution of the products of the Company Group in the United States of America via the Purchaser's distribution channels. Provided that the foregoing commitments are executed by the Purchaser on the Closing Date, the auditor of the Group Companies has confirmed that the aforementioned unqualified audit opinion is issued by the Group Companies’ auditor within five Business Days of the Closing Date.
4.5Form of Agreements. Where under this Agreement (i) one or more Parties to this Agreement undertake to, and shall, enter into a further agreement after the date hereof and (ii) such further agreement to be entered into is attached hereto as an annex, the Parties undertake towards each other to negotiate in good faith, and to mutually agree, the finals terms of such further agreement.

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4.6Post-Closing Covenants.
4.6.1Within two (2) weeks after the later to occur of (i) Closing Date or (ii) the delivery of the unqualified audit opinion referred to in Section 4.4 above, the Purchaser shall assure that the supervisory board of the Company shall adopt the financial statements of the Company and the Group Companies for the business year ending December 31, 2019.
4.6.2Within four (4) weeks after the Closing Date and provided the unqualified audit opinion referred to in Section 4.4 above shall have been issued, the Purchaser shall (i) adopt a shareholder's resolution of the Company, and cause the Company to adopt respective shareholder's resolutions in the Subsidiaries, voting in favor of an exoneration of the respective current directors, members of the Management Board and the Supervisory Board for the time period until and including the Closing Date and (ii) cause the Company to pay all outstanding remuneration to the members of the Supervisory Board including any remuneration under consultancy agreements.
4.6.3The Sellers shall procure that a certain exit bonus agreement governing the exit bonus for certain members of the Company's management and providing for a respective protection of the Company by way of a genuine contract in favor of third parties (Echter Vertrag zugunsten Dritter) within the meaning of Sec. 328 BGB against potential income tax claims resulting from such exit bonuses has been duly executed by and between the designated parties thereto and is still in force and effective and has neither terminated nor rescinded. The Sellers shall indemnify the Purchaser and the Group Companies for any Losses incurred by such parties as a result of such agreement and arrangement.
4.7Merger Control and Foreign Direct Investments Filings.
4.7.1According to the analysis of the Parties, there is no need of a merger control filing with any antitrust authority.
4.7.2Further, the Parties came to the conclusion that there is no need for a filing of the change in ownership with the German ministry of economics in accordance with the German foreign direct investment regime under the Foreign Trade Act (AWG) and Foreign Trade and Payments Regulation (AWV) (sections 4 para. 1 No. 4, 5 para. 2 AWG, sections 55 to 59 AWV), as they concluded that no filing requirement pursuant sec. 55 para. 4 sentence 1 AWV is triggered and also does not deem it necessary to apply for a certificate of non-objection (Unbedenklichkeitsbescheinigung, sec. 58 AWV).
5.REMEDIES
5.1Indemnification
5.1.1In the event that any of the Guarantees of the Sellers in Section 2 is incorrect or incomplete (a "Guarantee Breach"), the Sellers, or the respective individual Seller with regard to Fundamental Guarantees regarding such Seller’s Shares, shall, subject to the provisions and limitations contained in this Section 5, put, within a period of 20 Business Days from the receipt by Sellers of a Breach Notice, the Purchaser, and/or at the Purchaser’s election, the respective Group Company in the same position they would be in if the Guarantee had been correct and complete, either by providing for such position in kind (Naturalrestitution), or, if the remediation in kind is not possible or has not occurred within the period specified above, indemnify (freistellen) and hold harmless (schadlos stellen) the Purchaser or, at Purchaser's election, the respective Group Company from and against, all direct damages including, without limitation, loss of profit, diminution in value, interest, fines, penalties, costs (including reasonable legal, accounting and other fees and expenses of professional advisors), costs of settlement or investigation and other similar losses to the extent that these are considered damages typically resulting from a breach of guarantee of such type (aus der konkreten Garantieverletzung typischerweise resultierende Schäden) (collectively "Loss" or "Losses")

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which they would not have suffered if the respective representation of the Seller had been correct and complete or the covenant complied with, provided that
(a)claims resulting from a breach of any of the Operational Guarantees or a claim for indemnification according to Section 6 shall exclusively be settled by way of set off against the unpaid Purchase Price up to the Maximum Amount and each Seller hereby individually and irrevocably agrees to such set-off against such Seller's portion of the Purchase Price;
(b)claims resulting from a breach of the Fundamental Guarantees set forth in Section 2.2.1 (Corporate Status of Fiagon AG) and Section 2.2.2 (No Insolvency of Fiagon AG) shall exclusively be settled by (i) way of set off against the unpaid and not otherwise set off Purchase Price and (ii) with respect to any exceeding amounts only individually and limited to such amount, which the respective Seller actually received as cash disbursement as its portion from the Purchase Price. In no event shall a Seller be obliged to repay more than such Seller has actually received.
(c)each Seller shall only be individually liable with regard to claims resulting from a breach of the Fundamental Guarantees set forth in Section 2.1 and Section 2.2.3 with regard to such respective Seller and/or those of the Shares sold by the respective Seller or a covenant breach by the respective Seller to the extent such loss is not already compensated by (a) or (b) above and shall be limited to such amount, which the respective Seller actually received as cash disbursement as its portion from the Purchase Price. In no event shall a Seller be obliged to repay more than such Seller has actually received.
Losses shall not include internal administration and overhead costs or damages and other amounts computed as any "multiple of profits" or "multiple of cash flow" or similar valuation methodology. Any advantages resulting from the breach (Vorteilsausgleich) shall be taken into account when calculating any Loss.
5.1.2In the event that any Seller shall have failed to comply with any covenants to be complied with at or prior to Closing set forth in this Agreement, such Seller shall only be individually liable with regard to claims resulting from a breach of such covenant to the extent such loss is not already compensated by Section 5.1.1 (a) or (b) above and shall be limited to such amount, which the respective Seller actually received as cash disbursement as its portion from the Purchase Price. In no event shall a Seller be obliged to repay more than such Seller has actually received.
5.1.3Indemnification under this Section 5 shall be the sole and exclusive remedy (einziger und ausschließlicher Rechtsbehelf) of the Purchaser for any breach of any Guarantee or covenant of the Sellers or any other provision of this Agreement or otherwise, other than proven claims for intentional and knowing fraud (Vorsatz oder arglistige Täuschung).
5.1.4Section 254 BGB shall apply.
5.2Losses Reflected in Financial Statements; Offsets
The Sellers shall not be liable to Intersect for any Losses to the extent that:
(a)such Losses are represented by, reflected or accounted for as a write-off, value adjustment, liability or provision, including general adjustments (Pauschalwertberichtigungen) or provisions made for the relevant risk category, in the Financial Statements; or
(b)any damages of Intersect or the Group Companies only to the extent (i) those are covered by enforceable claims against third parties, including, but not limited to,

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through existing insurance policies and (ii) actually recovered by Intersect or the Group Companies in cash (after deducting any and all costs incurred in the collection of such amounts);
(c)the alleged Guarantee Breach is based on (i) an amendment of a law, ordinance, statute, international treaty, administrative regulation, judgment, resolution, decision, permit, disposition or any other (administrative) act or other legal provision, or (ii) the increase of a Tax (as defined below), occurring after the Closing Date.
5.3Disclosed or Known Matters
5.3.1The Sellers shall not be liable for any Guarantee Breach to the extent the underlying facts of the Guarantee Breach have been truly and fairly disclosed to Purchaser in this Agreement or any Annex hereto to the extent that (a) the exceptions and disclosures are set forth in such Annex corresponding to the particular Section of this Agreement in which such Guarantee appears; or (b) the exceptions or disclosures are explicitly cross-referenced in such Annex by reference to another Annex; or (c) the exception or disclosure is set forth in any other Annex or a part thereof to the extent it is reasonably apparent on its face (without reference to any underlying documents) that such exception or disclosure is intended to qualify such Guarantee.
5.3.2Section 442 BGB shall apply.
5.3.3For evidence purposes, the Sellers cause the data-room service provider to provide within five Business Days of the date hereof a write-protected USB-stick containing the documents that have been disclosed in the Data Room (and placed in the Data Room no later than 11:59 pm (German time) on September 13, 2020) for the purpose of the due diligence investigation conducted by Purchaser as well as the respective Q&A due diligence tracker (the "VDR USB-Stick") to the legal representatives of each side who shall each (i) keep the VDR USB-stick for the maximum limitation period under this Agreement, and (ii) allow the Sellers and Intersect to make copies thereof at the premises of the legal representatives at their own costs and at usual business hours.
5.4Thresholds, Aggregate Amounts of Liability, Set Off
5.4.1The Sellers shall only be liable for any Losses under this Agreement if the Loss with respect to an individual matter (or group of related matters) exceeds an amount of EUR 35,000.00 (in words: Euro thirty-five thousand) (the "De Minimis Amount") and then only if and to the extent that all indemnifiable Losses for matters with Losses above the De Minimis Amount exceed an aggregate amount of EUR 400,000.00 (in words: Euro four hundred thousand) in which case the full amount of the indemnifiable Losses shall be recoverable from Euro one (Freigrenze).
5.4.2The Sellers' liability for claims under this Agreement other than for breaches of Fundamental Guarantees shall in the aggregate be limited to the amount of EUR 12,000,000.00 (in words: Euro twelve million) ("Maximum Amount") and shall only be remedied by way of set-off as provided for in this Section 5. Any liability of a Seller resulting from a breach of a Fundamental Guarantee shall be limited to such amount, which the respective Seller actually received as cash disbursement as its portion from the Purchase Price. In no event shall a Seller be obliged to repay more than such Seller has actually received.
5.4.3With respect to claims arising out of, or in connection with, the Fraunhofer Dispute, the Sellers shall only be liable if, and to the extent that, the total cost of the award/settlement together with associated attorneys' fees and other related costs exceed the amount of EUR 10,000.00. Section 5 shall apply mutatis mutandis except for Section 5.4.1, which shall not apply to these claims.
5.5Limitation Periods

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5.5.1Any claim of Intersect under this Section 5 resulting from a breach of any Operational Guarantee as well as other claims under this Agreement not covered by 5.5.2 and 5.5.3 shall become time barred after 21 months.
5.5.2Tax liabilities according to Section 6 become time barred as set forth in Section 6.6.1 and 6.6.2.
5.5.3Any claim of Intersect under this Section 5 resulting from a breach of a Fundamental Guarantee or a covenant shall become time barred after four (4) years.

5.5.4Section 203 through 213 BGB shall apply accordingly.
5.6Indemnification Procedures
5.6.1In the event that Intersect becomes aware of any circumstances which indicate that there has been a Guarantee Breach, Intersect shall give the Sellers written notice within twenty (20) Business Days thereof ("Breach Notice"). The Breach Notice shall state the nature of the Guarantee Breach and the amount of Losses resulting therefrom if and to the extent such Losses can with reasonable effort be determined at the time the Breach Notice is given. To the extent reasonably required by the Sellers to assess the alleged Guarantee Breach and the resulting Losses, Intersect shall provide, and shall procure that the Group Companies provide, to Sellers and their respective professional advisors access during normal business hours to their relevant books, documents and other records and information, and to relevant and management personnel. The Parties agree that Section 442 para. 1 BGB shall apply whereas Section 377 HGB shall not apply.
5.6.2In the event that any action, claim, demand or proceeding with respect to which the Sellers may be liable to indemnify Intersect under this Agreement is asserted or announced by any third party (including any Governmental Entity) against Intersect or the Group Companies (the "Claim Addressee") (any such claim, a "Third Party Claim"), Intersect shall have the right to defend the Claim Addressee against the Third Party Claim and shall have, at any time during the proceedings, the sole power to direct and control such defense, however, at any time taking the interests of the Sellers and the Group Companies into account, in particular views of the Sellers with respect to negotiations. No action by the Purchaser or its representatives in connection with the defense shall be construed as an acknowledgement (whether express or implied) of Sellers' liability under this Agreement or of any underlying facts related to such liability. Notwithstanding anything to the contrary included herein, if Purchaser settles the Third Party Claim without the Sellers’ Representative's prior written consent, then such settlement, adjustment or compromise shall not be conclusive evidence of the amount of Losses incurred by the Group Companies or the Purchaser in connection with such claim or legal proceeding.
5.6.3All costs and expenses incurred by Purchaser in connection with the defense in accordance with Section 5.6.2 shall be borne by the Purchaser, except for any Losses to be indemnified by the Sellers under this Agreement.
5.6.4With respect to the failure of any Claim Addressee to comply with any of its obligations under Section 5.6.1 and Section 5.6.2, Section 254 BGB shall apply.
5.7.No Additional Rights or Remedies
5.7.1The Parties agree that the rights and remedies which a Party may have with respect to the breach of a representation, warranty, covenant or agreement or any other provision of this Agreement, and under all indemnities contained herein, are limited to the rights and remedies explicitly contained herein.

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5.7.2Each Party hereby waives any claims under statutory representations and warranties (sections 434 et seqq. BGB), statutory contractual or pre-contractual obligations (vorvertragliche Pflichten) (section 280 to 282, 311 BGB) or frustration of contract (Wegfall der Geschäftsgrundlage) (section 313 BGB) or tort (sections 823 et seqq. BGB), and no Party shall have any right to rescind, cancel or otherwise terminate this Agreement or exercise any right or remedy which would have a similar effect.
5.7.3The provisions of this Section 5 shall not affect any rights and remedies of the Parties for intentional and knowing fraud (Vorsatz oder arglistige Täuschung).
5.7.4Without limiting the generality of the foregoing, Intersect acknowledges that the Sellers give no representation, warranty or guarantee with respect to any projections, estimates or budgets delivered or made available to Intersect or its counsel, accountants or other advisors regarding future revenues, earnings, cash flow, the future financial condition or the future business operation of the Group Companies.
5.8No double counting or double recovery; Exclusion of claims pursuant to Section 2.5 to 2.7. There shall be no double counting or double recovery for any claims (relating to the same subject matter) made by (a) Purchaser for remedies provided by the Sellers or (b) the Sellers for remedies provided by the Purchaser under or in connection with this Agreement. Furthermore, all claims of Intersect pursuant to Section 5 in conjunction with Sections 2.5 to 2.7 relating to the Financial Statements shall be excluded, if and to the extent a specific representation, warranty, covenant or agreement of the Sellers relating to the respective subject matter is included in this Agreement.
5.9Mutual Understanding of the Parties regarding Tax Losses Carried Forward. For the avoidance of doubt, it is the mutual understanding of the Parties that the Sellers shall not be responsible for a potential forfeiture of tax losses carried forward resulting from the sale and transfer of the Shares under this Agreement.
6.TAX INDEMNITY
6.1Definitions.
"Straddle Period" means any period relevant for Taxes (including Veranlagungs- /Erhebungszeitraum or fiscal year (Wirtschaftsjahr)) starting before and ending after the Effective Date. For purposes of the determination of the Pre-Effective Date Taxes, the Straddle Period will be deemed to be split into (a) a period ending on the Effective Date and (b) a period beginning after the Effective Date.
"Pre-Effective Date Period" means any time period ending on or before the Effective Date.
"Pre-Effective Date Tax" means any Tax attributable to the Pre-Effective Date Period (including, for the avoidance of doubt, any interest on Pre-Effective Date Taxes even if such interest accrues for periods after the Effective Date).
"Tax" and "Taxes" shall mean (a) any taxes on income, profits or gains, and all other taxes, including any property, payroll, employment, diverted profits, value added, sales, and transfer taxes, together with all penalties, charges, fees and interest relating to any of the foregoing or to any late or incorrect return in respect of any of them, excluding, for the avoidance of doubt, deferred taxes and/or notional taxes (including reductions of loss carryforwards or future depreciation), (b) social security charges (Sozialversicherungsbeiträge) and other similar or comparable contributions, and (c) any liability in respect of the items described in clause (a) and clause (b) payable by reason of contract, assumption, transferee liability, or operation of law (in particular, but not limited to, secondary liabilities with respect of any of the items described in clause (a) and clause (b) owed by another taxpayer, but excluding the provisions of any commercial agreement or arrangement the primary purpose of which is unrelated to Taxes).
"Tax Authority" means any government, state or municipality or any local, state, federal or other fiscal, revenue, customs or excise authority, body or official anywhere in the world, authorised to levy

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Tax or responsible for the administration and/or collection of Tax or enforcements of any applicable Law in relation to Taxation.
"Tax Benefit" means any Tax Refund and any reduction of Tax liability, for example, due to any item (a) reducing the tax base or (b) relevant for the computation of income, profits or gains for the purposes of any Tax, or any right to or actual payment of or saving of Tax including any fee or interest in respect of Tax (including depreciation allowances, deductions or exemptions in respect of Tax, Tax items that can be carried forward or back, or reductions of taxable income), in each case caused by reciprocal effects (Wechselwirkungen), including resulting from the extension of depreciation periods or higher allowances (Phasenverschiebung) or the transfer of items relevant for Taxes into another year or the transfer of Tax items from one entity to another.
"Tax Proceeding" means any administrative and judicial proceeding or action relating to Taxes including preparatory proceedings, Tax assessments, Tax audits, objections, appeals, meetings and correspondence with any Tax authority or court.
"Tax Refund" means any payment of any Tax (including by way of set-off, deduction or Tax credit) made by a Tax Authority.
"Tax Return" means any return, declaration or similar document relating to any Tax and to be submitted to any Tax Authority, including any Schedule or attachment thereto.
"Taxation" means the imposition of any Tax.
6.2Tax Indemnification.
6.2.1The Sellers undertake that they will pay to Intersect an amount equal to the sum of
(a)any Pre-Effective Date Taxes imposed on the Group Companies; and
(b)any Tax arising in connection with the termination of the ESOP to the extent paid or payable after the Effective Date by the Group Companies (any Tax to be indemnified under this Section 6.2 the "Indemnifiable Tax").
6.2.2The indemnity contained in paragraph 6.2.1 shall not encompass any Indemnifiable Tax to the extent that:
(a)the aggregate amount of Indemnifiable Taxes paid or payable by the Group Companies after the Effective Date is less than the aggregate amount of provisions and reserves in respect of Taxes in the Effective Date Financial Statements provided that such provisions and reserves were considered in the calculation of the Purchase Price;
(b)the Indemnifiable Tax arises in connection with the termination of the ESOP and was considered in the calculation of the Purchase Price;
(c)the Indemnifiable Tax has been paid (including by way of a Tax pre-payment (Steuervorauszahlung) and/or set-off (Auf-/Verrechnung)) or discharged on or before the Effective Date;
(d)the Indemnifiable Tax has been recovered or is recoverable by a claim for repayment, reimbursement or indemnification against a party (e.g. an insurer) other than a Group Company;
(e)the Indemnifiable Tax results from income that could be offset against a Tax loss-carry back or loss carry forward actually available (or that would actually have been available but were forfeited due to a measure taken by the Purchaser or a Group

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Company after the Effective Date) at the level of the relevant Group Company and generated in periods or portions thereof ending on or before the Effective Date;
(f)the Indemnifiable Tax has arisen by reason of a change in legislation or regulations, made after the Effective Date (whether relating to Tax or otherwise) or any amendment to;
(g)the Indemnifiable Tax is caused by a retroactive reorganization of the Group Companies or the Intersect or any of its subsidiaries of whatsoever kind (i.e. transformation, merger and spin-offs under the laws of the countries having jurisdiction over the Group Companies as well as disposals of shares or contributions of assets) after the Effective Date which takes effect on Pre- Effective Date Period;
(h)the Indemnifiable Tax or its underlying circumstances have caused a Tax Benefit of the Group Companies; the Tax Benefit shall be calculated for a period of five (5) years starting after the Effective Date and discounted at a rate of 2.00%;
(i)Intersect has recovered any amount under this Agreement in respect of the same loss, damage, deficiency or Indemnifiable Tax;
(j)the Indemnifiable Tax is directly or indirectly caused or triggered by any change in the accounting and Taxation principles or practices of the Group Companies after the Closing Date unless required under mandatory law; or
(k)the Indemnifiable Tax is caused or increased by Intersect or any Affiliate of Intersect due to a breach of any of the Intersect’s obligations under this Agreement, including but not limited to any Indemnifiable Tax caused by a non-compliance of Intersect or, after the Closing Date of a Group Company, with the procedures set forth in Section 6.4 (without prejudice with regard to any rights of the Sellers arising out of such breach) or result from, or are increased by, a failure of Intersect or, after the Closing Date, of a Group Company, to mitigate damages pursuant to section 254 German Civil Code (BGB).
6.2.3Any payment under this Section 6.2 shall only be settled by set off pursuant to Section 1.10 or against the Claim Notice Escrow Account pursuant to Section 1.16; for the avoidance of doubt, the Sellers are not obliged to make any payments under this Section 6.2 if a set off pursuant to Section 1.10 or against the Claim Notice Escrow Account pursuant to Section 1.16 is not possible. The set off shall become effective on the day on which the Sellers receive a written set off declaration (Aufrechnungserklärung) which includes (i) information about the payment obligation and the corresponding payment date and all circumstances giving rise to the payment obligation pursuant and in accordance with this Agreement and (ii) a copy of the relevant Tax assessment notice (Steuerbescheid) of the competent Tax Authority (or a copy thereof) and a detailed calculation of the Indemnifiable Tax.
6.2.4If an Indemnifiable Tax case is not finally assessed but Taxes are set-off pursuant to Section 6.2.3, any indemnification pursuant to Section 6.2.3 shall be considered as an advanced payment to Intersect. If subsequently the Tax for which the advanced payment has been made is reduced again by way of Tax assessment or otherwise lowered, the difference between the higher advanced payment and the lower Tax liability shall be paid by the Purchaser to the Sellers including all interest related thereto (including any security payments (Sicherheitsleistung) disbursed by the Sellers)
(a)if the respective Tax is reduced by a Tax assessment within the Payment Period, on the date – immediately following the relevant Tax assessment – on which the next the Purchase Price instalment is due and payable, i.e. the Second Instalment Date, the Third Instalment Date or the Fourth Instalment Date, as the case may be;

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(b)if the respective Tax was initially set off against the Claim Notice Escrow Account pursuant to Section 1.16 and is therefore reduced by a Tax assessment after the Payment Period, such difference shall be paid into, and kept in, the Claim Notice Escrow Account until the Claim Notice Escrow Account pursuant to Section 1.16.1(b) amounts to EUR 2,000,000 (this maximum amount is to be reduced by any Tax Refunds that reduced an Indemnifiable Tax pursuant to Section 6.3.2 after the Fourth Instalment Date) and beyond that amount such difference shall be paid by the Purchaser to the Sellers including all interest related thereto (including any security payments (Sicherheitsleistung) disbursed by the Sellers) without undue delay (unverzüglich); and
(c)without undue delay (unverzüglich) in all other cases (e.g. if the relevant Tax was initially set off pursuant to Section 1.10 and is reduced by a Tax assessment after the Payment Period).
6.3Tax Refunds.
6.3.1Intersect shall pay to the Sellers an amount equal to
(a)any Tax Refund of a Pre-Effective Date Tax received (including by way of set-off, deduction and Tax credit) by the Group Companies after the Closing Date to the extent the aggregate amount of such Tax Refunds exceeds the aggregate amount of Tax claims in the Effective Date Financial Statements and were not considered in the calculation of the Purchase Price; and
(b)Tax accruals or liabilities which were established by the Group Companies in relation to any Pre-Effective Date Period in the Financial Statements and which were considered in the calculation of the Purchase Price, but which are considered as no longer required under the accounting principles applicable to the relevant Group Company provided that such Tax accruals or liabilities have not reduced an Indemnifiable Tax claim pursuant to Section 6.2.2(a).
6.3.2Any payment under this Section 6.3 shall initially only be recognized as a reduction of any Indemnifiable Tax that would otherwise be set-off pursuant to Section 1.10 or against the Claim Notice Escrow Account pursuant to Section 1.16. Such reduction shall only occur after the Tax Refund has been received (in cash payment set-off or deduction) or, applying generally accepted accounting standards, realized by the recipient. Intersect shall, and shall procure that the Group Companies will, notify the Sellers of the receipt of any Tax Refund or the dissolution of a Tax accrual or liability relating to a Pre-Effective Date Period.
6.3.3The Purchaser shall pay to the Sellers an amount equal to the aggregate amount of all Tax Refunds under this Section 6.3 of up to EUR 2.000.000 that have not been recognized as a reduction of any Indemnifiable Tax that would otherwise be set-off pursuant to Section 1.10 or against the Intersect Escrow Account pursuant to Section 1.16 in accordance with Section 6.3.2; payment under this Section 6.3.3 is due on the Fourth Instalment Date, or if the Purchaser made any payments to the Claim Notice Escrow Account pursuant to Section 1.16, on the date on which the Purchaser is obligated to fully release the amounts held in the Claim Notice Escrow Account. In no case, the total amount of (i) all Tax Refunds recognized as a reduction of Indemnifiable Tax that would otherwise be set-off under Section 6.3.2 against the Claim Notice Escrow Account pursuant to Section 1.16. and (ii) any Indemnifiable Tax set-off against the Claim Notice Escrow Account pursuant to Section 1.16, may exceed the amount of EUR 2.000.000; any exceeding amount of Tax Refunds up to EUR 2.000.000 shall be paid to the Sellers without undue delay.
6.4Tax Cooperation.
6.4.1Intersect undertakes to cooperate, and to cause the Group Companies to cooperate with the Sellers with respect to Tax Returns to be filed for the Pre-Effective Date Period.

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6.4.2Intersect shall provide the Sellers within ten (10) business days upon receipt with copies of any tax assessment notices for the Pre-Effective Date Period.
6.4.3Subject to assuming all the related costs, the Sellers have the right to guide and participate in any appeals against tax assessment notices of the Group Companies relating to Pre-Effective Date Periods. The Sellers shall decide whether and which objections or appeals with regard to Pre-Effective Date Taxes the Group Companies shall procure to be filed. Intersect hall ensure that neither the Intersect nor any Group Company enters into any agreement relating to any Indemnifiable Tax the Sellers might be liable for or entitled to and relating to the Group Companies with any Tax Authority without the prior written consent of the Sellers.
6.4.4The Sellers shall be informed of any Tax field audits and conferences with the field auditors that are to be carried out by the Tax Authorities in respect of the Pre-Effective Date Period and the Sellers and their professional advisers shall be given the opportunity to safeguard the Sellers' interests in such audits and comment on the results of these audits and shall be informed in good time to enable them to prepare themselves to take part and have the right to take part in meetings with the field auditors and receive any related information from the Group Companies including sufficient advance notice of meetings with the field auditors.
6.4.5After the Closing Date, Intersect shall procure that, when due, all Tax Returns relating in whole or in part to the Group Companies for the Pre-Effective Date Period required to be filed on an individual or consolidated basis by or on behalf of the Group Companies that need to be prepared and filed in relation to the Group Companies are prepared and filed, when due, provided, however, that any such Tax Returns shall be subject to the review and prior written consent of the Sellers which shall not unreasonably withheld. Intersect shall ensure that any Tax Return to be reviewed and approved by the Sellers will be furnished to the Sellers not later than thirty (30) days prior to the due date of the relevant Tax Return. This shall not apply to monthly Tax notifications, including but not limited to returns for VAT, wage tax, social security contributions, or other Tax Returns with a filing period of less than thirty (30) days.
6.4.6Intersect shall cause the Group Companies to file, make or change any Tax election/claim, and to file, make or amend any Tax Return or take any position on any return in respect of the Pre-Effective Date Period as instructed by the Sellers at Sellers’ discretion and in accordance with relevant Tax law and past practice.
6.4.7Intersect shall procure that the Group Companies request within one (1) month after the Closing Date the competent tax office to conduct a tax audit for the Pre-Effective Date Period.

6.5Reduction/Increase of Purchase Price.
All payments under this Section 6 shall be treated as a reduction or increase of the Purchase Price and, if and to the extent payments are made to any of the Group Companies, such payments shall be construed and deemed as contributions made by Intersect into the relevant Group Company and shall be treated as reduction of the Purchase Price as between the Parties.
6.6Limitations.
6.6.1A claim for an Indemnifiable Tax under this Section 6 shall become time-barred six months from the date when the respective Tax assessment notice becomes final and binding (formell und materiell bestandskräftig).
6.6.2A claim for a Tax Refund under this Section 6.3 shall become time-barred six months from the date when Intersect has notified the Sellers in writing about the relevant claim.
6.6.3Except for Section 5.4.2, no further limitations pursuant to this Agreement shall apply for an Indemnifiable Tax under this Section 6. The limitations pursuant to Section 6.6.1 and Section 6.6.2 shall not prevent (i) a set off pursuant to Section 1.10 or (ii) a set off against the Intersect

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Escrow Account pursuant to Section 1.16; however, the limitations pursuant to Section 6.6.1 and Section 6.6.2 shall apply immediately (i.e. prevent the respective set off) after the Fourth Instalment Date if and to the extent the requirements for a set off pursuant to Section 1.10 sentence 1 were fulfilled on or before the Fourth Instalment Date and the Purchaser/or the relevant Group Company had knowledge of the relevant Indemnifiable Tax by that time.
6.7Miscellaneous.
6.7.1Whenever in this Section 6 (or elsewhere in this Agreement) a reference is made to a certain legal entity (e.g., Intersect, a Group Company etc.), this reference shall, for the avoidance of doubt, always include any legal successor of the referred entity (e.g., the receiving entity in a merger etc.).
6.7.2It is understood and agreed between the Parties that claims of either Party with respect to Taxes under or in connection with this Agreement may only be based on the provisions of this Section 6 and/or Section 2.18, excepts as otherwise governed in this Agreement.
7.GENERAL PROVISIONS
7.1Default Interest. Any failure by a Party to make any payment when due shall result in such Party’s immediate default (Verzug), without any reminder by the other Party being required. Any cash payments due under this Agreement shall bear interest from and including the respective due date to, but not including, the date of receipt. The applicable interest rate shall be five per cent per annum calculated on the basis of actual days elapsed and a calendar year with 360 days. The foregoing shall not affect the respective Party’s right to claim additional damages.
7.2Amendment and Waiver. No amendment of any provision of this Agreement (including amendments of this provision) shall in any event be effective unless the same shall be in writing and signed by all the Parties hereto, unless applicable mandatory law requires a stricter form (e.g., notarization). Any failure of any Party to comply with any obligation, agreement or condition hereunder may be waived only in writing by the Party or Parties entitled to benefit from such election, agreement or condition, but such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No failure by any Party to take any action with respect to any breach of this Agreement or default by any other Party shall constitute a waiver of such Party’s right to enforce any provision hereof or to take any such action.
7.3Miscellaneous.
7.3.1For the purposes of this Agreement and any claims made hereunder or negotiations, settlements, court proceedings, each of the Sellers hereby irrevocably appoints the Seller Dr. Adriaan Hart de Ruijter as exclusive agent and attorney in fact ("Sellers' Representative") with the power to give and receive all declarations, notices and communications for and on behalf of each of the Sellers, and the Sellers' Representative accepts such appointment. For the avoidance of doubt, this power of attorney covers any authorising of indemnification claims, settlement agreements, declarations to offset and acceptance of service of process. Where under this Agreement any declaration, notice, communication and/or other action is to be made by or to the Sellers or individual Sellers, such declaration, notice and/or communication will only be made by, and shall be made to, the Sellers' Representative and the Purchaser shall be entitled to rely fully and completely on such authority. All communications and notices to the Purchaser under this Agreement shall be made by the Sellers’ Representative and not any individual Seller in its capacity as such.
7.3.2Any amounts owed by the Purchaser to the Sellers under this Agreement shall be paid into the joint bank account of the Sellers as notified by the Sellers to the Purchaser on the date hereof or into such other bank account as notified by the Sellers to the Purchaser at least five (5) Business Days prior to the date such payment is due (the "Sellers' Bank Account").

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With payment into the Sellers' Bank Account, Purchaser settles his payment obligations (mit schuldbefreiender Wirkung) vis-à-vis the Sellers and each individual Seller. No individual Seller has a right vis-à-vis the Purchaser to demand a payment directly to himself.
Any set off against the Purchase Price permitted under this Agreement shall be a permitted set off against the claims of the Sellers and of each individual Seller.
7.3.3Any payments under this Agreement shall be made in Euro by irrevocable wire transfer of immediately available funds free of any costs and fees of the remitting bank.
7.3.4All notices, requests and other communications hereunder shall be in writing in the English language and shall be deemed given if delivered personally, telecopied or sent via electronic facsimile transmission, to the extent that facsimile number has been provided below (in each case if delivery is confirmed), sent via electronic mail (if delivery is confirmed) or mailed by international courier (return receipt requested) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice), provided that (i) receipt of a copy of a notice, request or other communication by a Party’s advisors shall not constitute or substitute receipt thereof by the respective Party itself, and (ii) any notice, request or other communication shall be deemed received by a Party regardless of whether a copy thereof was sent to or received by an advisor of such Party, regardless of whether the delivery of such copy was mandated by this Agreement:
(a)If to the Sellers:
Dr. Adriaan Hart de Ruijter
Bekestraat 22,
3090 Overijse
Belgium
Email: adriaan@cascaraventures.com

with a copy to (which shall not constitute a notice):

Dr. Dirk Besse
Morrison & Foerster LLP
Potsdamer Platz 1
10785 Berlin
Facsimile: +49 30 726 221 100
Email: DBesse@mofo.com

(b)If to Purchaser, to:
Intersect ENT, Inc.
1555 Adams Drive
Menlo Park, CA 94025
USA
Attn: General Counsel
Email: dlehman@intersectent.com

with a copy to (which shall not constitute a notice):

Dr. Andreas Driver, LL.M.
Fieldfisher (Germany) LLP
Central Tower
Landsberger Str. 110
80339 München
Facsimile: +49 89 620 30 6400

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Email: Andreas.Driver@fieldfisher.com

7.3.5Intersect hereby appoints Jonas Mark, Fieldfisher (Germany) LLP, Central Tower, Landsberger Str. 110, 80339 München, an attorney-at-law admitted to the bar in Germany, as its agent for service of process (Zustellungsbevollmächtigter) for all legal proceedings involving Intersect arising out of or in connection with this Agreement. This appointment shall only terminate upon the appointment of another agent for service of process domiciled in Germany, provided that the agent for service of process is an attorney admitted to the German bar (or a German legal entity) and his appointment has been notified to and approved in writing by the Company (the approval shall not be unreasonably withheld), and the new agent has confirmed in writing his willingness to act as agent for service of process and to accept deliveries. Intersect has before the date hereof issued, and shall upon the appointment of any new agent for service of process (as the case may be) issue, to the agent a written power of attorney (Vollmachtsurkunde) and has instructed, or in case of the appointment of a new agent shall instruct, irrevocably the agent to submit such deed in connection with any service of process under this Agreement. Prior to the date hereof, the agent has made available a confirmation to the Sellers confirming his willingness to act as agent for service of process and to accept in such capacity deliveries for Intersect.
7.4Entire Agreement; Assignment; Governing Law. This Agreement, together with the other documents referred to herein:
7.4.1constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the Parties and their Affiliates with respect to the subject matter hereof (including the letter of intent signed between the Company and the Purchaser dated July 12, 2020);
7.4.2shall not be assigned by any Party (by operation of law or otherwise) without the prior written consent of the other Parties, and any such purported assignment of this Agreement in violation of this provision shall be null, void and of no legal effect whatsoever; and
7.4.3shall be governed by, and construed in accordance with, the laws of the Federal Republic of Germany, excluding the United Nations Convention on Contracts for International Sale of Goods (CISG).
7.5Jurisdiction. To the extent legally permissible, any dispute, controversy or claim of whatever nature arising out of or in connection with this Agreement, including the breach, termination or validity thereof shall be finally resolved by the Regional Court (Landgericht) of Frankfurt, Germany.
7.6Parties in Interest. Unless specifically provided otherwise in this Agreement, this Agreement shall be binding upon and inure solely to the benefit of each Party hereto and their respective permitted successors and assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement (kein Vertrag mit Schutzwirkung für Dritte). The liability of each Seller shall only be individually and not jointly, unless specifically provided for otherwise herein.
7.7Interpretation. In interpreting this Agreement, the following rules of construction shall apply:
7.7.1the section and other headings contained in this Agreement and the Annexes are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or the Annexes, respectively;
7.7.2unless specified otherwise (e.g., by reference to a certain act or law), references to Articles, Sections, Schedules and Annexes, are references to articles, sections, schedules and annexes in this Agreement;

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7.7.3general words shall not be given a restrictive meaning because they are followed by words which are particular examples of the acts, matters or things covered by the general words and all uses of the word “including”, “includes” and “in particular” and related grammatical forms shall be understood to be without limitation; nouns and pronouns of the masculine or feminine grammatical gender shall be understood as including persons of both sexes as applicable; and nouns and pronouns that are grammatically singular or grammatically plural shall be understood to refer to one or more objects to which such nouns or pronouns apply as may be required by the context;
7.7.4headings and sub-headings in this Agreement are inserted for convenience only and shall not affect the construction of this Agreement;
7.7.5references to a “person” includes any individual, partnership, body corporate, corporation sole or aggregate, state or agency of a state, and any unincorporated association or organization, in each case whether or not having separate legal personality;
7.7.6references to “Euro” or “EUR” are references to the lawful currency of the Federal Republic of Germany on the date of this Agreement;
7.7.7references to times of the day are to Central European Time unless otherwise stated;
7.7.8the usage of “or” shall always be inclusive and be construed as “and/or”; the incidental usage of “and/or” shall not be construed as an exception to this rule; and
7.7.9the Parties recognize that each of them has been represented by counsel in connection with the negotiation of this Agreement, and so the Parties agree that any ambiguities in this Agreement shall be interpreted in the light of the intentions of the Parties at the time this Agreement was made and shall not be interpreted for or against any Party on the basis that such Party was responsible or primarily responsible for the drafting of this Agreement.
7.8Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable (nicht vollstreckbar), the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. In such case the invalid, void or unenforceable (nicht vollstreckbare) provision shall be deemed to have been replaced by such valid and enforceable (vollstreckbare) provision that reflects as closely as possible the commercial intent of the Parties as regards the invalid, void or unenforceable (nicht vollstreckbare) provision. The aforesaid shall apply mutatis mutandis to any unintended omission in this Agreement. It is the express intent of the Parties that this Section 7.8 shall not be construed as a mere reversal of burden of proof (Beweislastumkehr) but as a contractual exclusion of section 139 BGB in its entirety.
7.9German Terms. Wherever this Agreement includes English terms after which either in the same provision or elsewhere in this Agreement German terms have been inserted in brackets and/or italics, the respective German terms alone and not the English terms shall be authoritative for the interpretation of the respective term throughout this Agreement.

[Signature pages to follow]

[Signature pages]

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Dr. Dirk Mucha /s/ Dirk Mucha	Prof. Dr. Kai Desinger /s/ Kai Designer
High-Tech Gründerfonds GmbH & Co. KG /s/ Dirk Besse By: Dr. Dirk Besse (Proxy based on power of attorney under exclusion of any personal liability)	V+ GmbH & Co. Fonds 3 KG /s/ Dirk Besse By: Dr. Dirk Besse (Proxy based on power of attorney under exclusion of any personal liability
Björn Hähnlein /s/ Kai Designer By: Prof. Dr. Kai Desinger (Proxy based on power of attorney under exclusion of any personal liability	UNU Gesellschaft für Unternehmensnachfolge und Unternehmensführung GmbH /s/ Kai Designer By: Prof. Dr. Kai Desinger (Proxy based on power of attorney under exclusion of any personal liability
Brandenburg Kapital GmbH /s/ Dirk Besse By: Dr. Dirk Besse (Proxy based on power of attorney under exclusion of any personal liability	Dr. Clemens Scholz /s/ Kai Designer By: Prof. Dr. Kai Desinger (Proxy based on power of attorney under exclusion of any personal liability
P&T International Ltd. /s/ Dirk Mucha By: Dr. Dirk Mucha (Proxy based on power of attorney under exclusion of any personal liability	Mon Repos Vermögensverwaltung GmbH /s/ Kai Designer By: Prof. Dr. Kai Desinger (Proxy based on power of attorney under exclusion of any personal liability)

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Unternehmensbeteiligungsgesellschaft der Sparkassen des Landes Brandenburg mbH /s/ Dirk Besse By: Dr. Dirk Besse (Proxy based on power of attorney under exclusion of any personal liability)	Dr. Adriaan Hart de Ruijter /s/ Kai Designer By: Prof. Dr. Kai Desinger (Proxy based on power of attorney under exclusion of any personal liability)
aurea invest holding group ag /s/ Kai Designer By: Prof. Dr. Kai Desinger (Proxy based on power of attorney under exclusion of any personal liability)	Prof. Dr. Marc Bloching /s/ Kai Designer By: Prof. Dr. Kai Desinger (Proxy based on power of attorney under exclusion of any personal liability)
Manfred Gottlieb /s/ Kai Designer By: Prof. Dr. Kai Desinger (Proxy based on power of attorney under exclusion of any personal liability)	Dr. Lucyna Dymek /s/ Dirk Mucha By: Dr. Dirk Mucha (Proxy based on power of attorney under exclusion of any personal liability)
Alkadaro & Barome LLP /s/ Kai Designer By: Prof. Dr. Kai Desinger (Proxy based on power of attorney under exclusion of any personal liability)	Patrick Henkel /s/ Kai Designer By: Prof. Dr. Kai Desinger (Proxy based on power of attorney under exclusion of any personal liability)
Matt Jones /s/ Kai Designer By: Prof. Dr. Kai Desinger (Proxy based on power of attorney under exclusion of any personal liability)	Tayfun Sen /s/ Dirk Mucha By: Dr. Dirk Mucha (Proxy based on power of attorney under exclusion of any personal liability)

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Sino-German Alpha Holding Co. Limited /s/ Kai Designer By: Prof. Dr. Kai Desinger (Proxy based on power of attorney under exclusion of any personal liability)	Dmitry Obynochnyy /s/ Kai Designer By: Prof. Dr. Kai Desinger (Proxy based on power of attorney under exclusion of any personal liability)
Sergio Mondlak Krajmalnik /s/ Kai Designer By: Prof. Dr. Kai Desinger (Proxy based on power of attorney under exclusion of any personal liability	German Startups Group VC GmbH /s/ Kai Designer By: Prof. Dr. Kai Desinger (Proxy based on power of attorney under exclusion of any personal liability
NOS Neuro Orthopaedics Surgeries /s/ Kai Designer By: Prof. Dr. Kai Desinger (Proxy based on power of attorney under exclusion of any personal liability)	Dr. Friedrich Jacobi /s/ Dirk Besse By: Dr. Dirk Besse (Proxy based on power of attorney under exclusion of any personal liability)
Chad Smith /s/ Kai Designer By: Prof. Dr. Kai Desinger (Proxy based on power of attorney under exclusion of any personal liability)	Nicholas Norman /s/ Kai Designer By: Prof. Dr. Kai Desinger (Proxy based on power of attorney under exclusion of any personal liability)
Maximilian Snyder /s/ Kai Designer By: Prof. Dr. Kai Desinger (Proxy based on power of attorney under exclusion of any personal liability)	Martin Back /s/ Kai Designer By: Prof. Dr. Kai Desinger (Proxy based on power of attorney under exclusion of any personal liability)

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Intersect ENT, Inc. /s/ Thomas A. West By: Thomas A. West Title: President and Chief Executive Officer	Fiagon AG Medical Technologies /s/ Kai Designer By: Prof. Dr. Kai Desinger Title: CEO

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